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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                ---------------

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               DECEMBER 20, 1995
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                              INFORMIX CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                      0-15325               94-3011736
 (State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
      of incorporation)                                    Identification No.)

                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                    (Address of principal executive offices)

                                 (415) 926-6300
              (Registrant's telephone number, including area code)

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                           FORWARD-LOOKING STATEMENTS

    This Report and the attached Annexes made a part hereof contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors set forth below. Reference is made to the particular discussions set forth in Annex C, "Informix Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these disclosures, persons should carefully review the factors set forth in Annex A, "Risk Factors," and in particular those set forth under "Risk Factors -- Uncertainties Relating to the Merger with Illustra," "-- Fluctuation in Quarterly Results," "-- Volatility of Informix Stock Prices," "-- Competition," "-- International Operations" and "-- Management of Growth."

ITEM 5.  OTHER EVENTS.

    On December 20, 1995, Informix Corporation ("Informix" or the "Registrant") entered into a definitive agreement to acquire Illustra Information Technologies, Inc., a Delaware corporation ("Illustra"), by means of a merger (the "Merger") of Informix Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Informix ("Merger Sub"), with and into Illustra pursuant to an Agreement and Plan of Reorganization, dated as of December 20, 1995 (the "Reorganization Agreement"), by and among Informix, Merger Sub and Illustra. It is presently anticipated that the Merger will be completed in February 1996.

    TERMS OF THE MERGER. At the effective time of the Merger ("Effective Time"), Illustra will become a wholly-owned subsidiary of Informix. Informix intends to combine the operations of the two corporations as soon as practicable following the closing of the Merger. As a result of the Merger, the maximum number of shares of Common Stock of Informix ("Informix Common Stock") to be issued (including Informix Common Stock to be reserved for issuance upon exercise of any of Illustra's options and warrants to be assumed by Informix) in exchange for the acquisition by Informix of all outstanding shares of Common Stock of Illustra ("Illustra Common Stock") and Preferred Stock of Illustra ("Illustra Preferred Stock") and all unexpired and unexercised options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock (collectively, "Illustra Capital Stock") will be 15,000,000.

    Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger, the following will occur:

    CONVERSION OF ILLUSTRA COMMON STOCK. Each share of Illustra Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has exercised and perfected appraisal or dissenters' rights for such shares) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Informix Common Stock equal to the Common Exchange Ratio (as defined below), including with respect to each whole share of Informix Common Stock to be received, the right to receive one preferred share purchase right (a "Right") under Informix's Amended and Restated Preferred Shares Rights Agreement dated as of September 12, 1991 and amended and restated as of May 15, 1992 and July 25, 1995, and in any case, subject to the escrow provisions of the Merger Agreement described below.

    The "Common Exchange Ratio" will depend on the capitalization of Illustra at the Effective Time. Assuming that all shares of Illustra Preferred Stock are converted to shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all other respects identical to the capitalization of Illustra at January 2, 1996 (although there can be no assurance as to the foregoing), the Common Exchange Ratio will be 0.77184 of a share of Informix Common Stock for each share of Illustra Common Stock.

    CONVERSION OF ILLUSTRA PREFERRED STOCK. Holders of a sufficient number of shares of Illustra Preferred Stock to cause the automatic conversion of all other shares of Illustra Preferred Stock into shares of Illustra Common Stock have entered into Voting Agreements (collectively, the "Voting Agreements") with Informix, which provide for their irrevocable election to vote in favor of such conversion immediately prior to the Effective Time.

    STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Illustra Common Stock (each an "Illustra Option") under Illustra's 1992 Equity Incentive Plan (the "Option Plan"), or otherwise, whether vested or unvested, will be, in connection with the Merger, assumed by Informix. Each Illustra Option so assumed by Informix under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Illustra Option immediately prior to the Effective Time, except that (i) such Illustra Option will be exercisable for that number of whole shares of Informix Common Stock equal to the product of the number of shares of Illustra Common Stock that were issuable upon exercise of such Illustra Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Illustra Options granted under the Option Plan) to the nearest whole number of shares of Informix Common Stock and (ii) the per share exercise price for the shares of Informix Common Stock issuable upon exercise of such assumed Illustra Option will be equal to the quotient determined by dividing the exercise price per share of Illustra Common Stock at which such Illustra Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Informix and Illustra that the Illustra Options assumed by Informix qualify following the Effective Time as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Illustra Options qualified as incentive stock options immediately prior to the Effective Time.

    In connection with the Merger, the Illustra Common Stock subject to an early exercise stock purchase agreement under the Option Plan will be exchanged for Informix Common Stock at the Common Exchange Ratio, and the shares of Informix Common Stock so received shall continue to be subject to the same repurchase right in favor of the surviving corporation, which the surviving corporation may assign to Informix. The number of shares of Informix Common Stock subject to repurchase from time to time after the Merger and the repurchase price per share shall be appropriately adjusted to reflect the exchange of Illustra Common Stock for Informix Common Stock.

    WARRANTS. Each warrant to purchase shares of Illustra Preferred Stock outstanding at the Effective Time will be, in connection with the Merger, assumed by Informix. Each warrant so assumed by Informix under the Merger
Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for shares of Informix Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

    No fractional shares will be issued by Informix in the Merger. Each stockholder of Illustra otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the average closing price of a share of Informix Common Stock for the five most recent days that Informix Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("Nasdaq").

    STOCK OWNERSHIP FOLLOWING THE MERGER. Based upon the capitalization of Illustra as of the close of business on January 2, 1996, and assuming that (i) all shares of Illustra Preferred Stock are converted into Illustra Common Stock prior to the Effective Time, (ii) all warrants to acquire Illustra Preferred Stock are exercised prior to the Effective Time, and (iii) no holder of Illustra Capital Stock exercises appraisal or dissenters' rights, an aggregate of approximately 12,315,000 shares of Informix Common Stock will be issued to Illustra stockholders in the Merger and Informix will assume options exercisable for up to an additional approximately 2,685,000 shares of Informix Common Stock. Based upon the number of shares of Informix Common Stock issued and outstanding as of December 31, 1995, and after giving effect to the issuance of Informix Common Stock as described in the previous sentence, the former holders of Illustra Capital Stock would hold, and have voting power with respect to, approximately 8.3% of Informix's total issued and outstanding shares, and holders of former
Illustra Options would hold options exercisable for approximately 1.8% of Informix's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of Illustra changes subsequent to January 2, 1996 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Illustra at the Effective Time.

    ESCROW FUND. In connection with the Merger, at the Effective Time, 10% of the shares of Informix Common Stock issuable to holders of Illustra Capital Stock by virtue of the Merger (the "Escrow Shares") will be registered in the name of and deposited with First Trust of California, as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The Escrow Shares shall be contributed to the Escrow Fund on behalf of each holder of Illustra Capital Stock at the Effective Time in proportion to the aggregate number of shares of Informix Common Stock such holder would otherwise receive by virtue of the Merger (10% of the shares otherwise deliverable to each holder of Illustra Capital Stock). No portion of the Escrow Fund will be contributed in respect of any options or warrants to acquire shares of Illustra Capital Stock. The Escrow Shares will be held in escrow as security for any losses that Informix incurs or reasonably anticipates incurring by reason of breaches by Illustra of covenants, representations or warranties contained in the Merger Agreement. Subject to the resolution of unsatisfied claims of Informix, the Escrow Fund shall terminate upon the earlier of (i) twelve months following the closing date of the Merger and (ii) the issuance of Informix's audited financial statements for the fiscal year ending December 31, 1996.

    CONDITIONS TO THE MERGER. Consummation of the Merger is subject to the satisfaction of various conditions, including among others, approval of the Merger by the requisite vote of the stockholders of Illustra and the receipt by Informix and Illustra of certain letters from their respective independent accountants regarding the ability of Informix to account for the Merger as a pooling of interests.

    VOTING AGREEMENTS. Each of the "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of Illustra (who own an aggregate of 2,537,300 shares of Illustra Common Stock and 7,483,503 shares of Illustra Preferred Stock representing approximately 58.8% and 66.4%, respectively, of the votes entitled to be cast by holders of shares of Illustra Common Stock and Illustra Preferred Stock issued and outstanding as of January 2, 1996) has entered into a Voting Agreement (collectively, the "Voting Agreements") with Informix. Pursuant to the Voting Agreements, which are irrevocable, each of the foregoing Illustra stockholders has agreed to vote in favor of approval and adoption of the Merger Agreement and approval of the Merger. The vote in accordance with the Voting Agreements of the shares of Illustra Common Stock and Illustra Preferred Stock subject to the Voting Agreements will be adequate to approve the Merger Agreement and the Merger by Illustra stockholders.

    TERMINATION; FEES; EXPENSES. The Merger Agreement may be terminated under certain circumstances, including without limitation, by mutual written consent of Informix and Illustra and by either Informix or Illustra if the other party commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement or if the Merger is not consummated on or before May 15, 1996.

    If the Merger Agreement is terminated by Informix as a result of certain breaches of the Merger Agreement on the part of Illustra, other than as a result of a knowing or willful breach by Illustra, then, within two business days following such termination by Informix, Illustra has agreed to pay to Informix the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Illustra for any knowing or willful breaches of the Merger Agreement on the part of Illustra.

    If the Merger Agreement is terminated by Illustra as a result of certain breaches of the Merger Agreement on the part of Informix, other than as a result of a knowing or willful breach by Informix, then, within two business days following such termination by Illustra, Informix has agreed to pay to Illustra the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Informix for any knowing or willful breaches of the Merger Agreement on the part of Informix.

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Merger is intended to qualify as a reorganization under Section 368 (a) of the Code, in which case no gain or loss should generally be recognized by the holders of shares of Illustra Capital Stock on the exchange of their shares of Illustra Capital Stock for shares of Informix Common Stock.

    ACCOUNTING TREATMENT. The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by Informix and Illustra of letters from Ernst & Young LLP, Informix's independent auditors, and KPMG Peat Marwick LLP, Illustra's independent auditors, reaffirming those firms' concurrence with Informix management's and Illustra management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreement.

    AFFILIATE AGREEMENT. The persons identified by Illustra as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities
Act) of Illustra have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Illustra Capital Stock held by them prior to the Merger and the shares of Informix Common Stock received by them in the Merger, subject to a de minimis exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interest for accounting and financial reporting purposes. The persons identified by Informix as affiliates of Informix have entered into agreements with respect to Informix Common Stock held by them in order to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

    Attached to this Form 8-K and made a part hereof is the following information:

Annex A --       Risk Factors
Annex B --       Description of Informix's Business
Annex C --       Informix's Management's Discussion and Analysis of Financial Condition and Results of
                 Operations
Annex D --       Informix's Management and Executive Compensation
Annex E --       Informix's Stock Information
Annex F --       Informix's Pro Forma Combined Condensed Financial Statements

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    The following exhibit in accordance with Item 601 of Regulation S-K is filed as part of this report:

    EXHIBIT.

       2.1   Agreement and Plan of Reorganization, dated as of December 20, 1995, by and among Informix Corporation, a Delaware corporation, Illustra Information
             Technologies, Inc., a Delaware corporation, and Informix Delaware, Inc., a
             Delaware corporation.

                                    ANNEX A
                                  RISK FACTORS

    In addition to the other information in this Report, the following factors should be considered carefully in evaluating Informix and its business:

    UNCERTAINTIES RELATING TO THE MERGER WITH ILLUSTRA. Informix and Illustra Information Technologies, Inc. ("Illustra") have entered into an Agreement and Plan of Reorganization dated as of December 20, 1995 (the "Merger Agreement") pursuant to which Illustra will be merged into a wholly-owned subsidiary of Informix ("Merger"). Illustra develops, produces, markets and supports object-relational database systems and software tools and also provides consulting, training and maintenance services. As a result of the Merger, all outstanding shares of Illustra Common Stock and Illustra Preferred Stock will become shares of Informix Common Stock and all outstanding options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock will become options and warrants to acquire Informix Common Stock. The maximum number of shares of Informix Common Stock to be issued (including Informix Common Stock to be reserved for issuance upon exercise of any of Illustra's options and warrants to be assumed by Informix) in the Merger in exchange for the outstanding shares of Illustra Common Stock and Illustra Preferred Stock and all unexpired and unexercised options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock will be 15,000,000. The Merger is subject to a number of conditions, including approval by the Illustra stockholders. Assuming all conditions to the Merger are met or waived prior thereto, it is currently anticipated that the effective time of the Merger will be on or about February 15, 1996. The following are risks associated with the Merger:

        UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS. Informix and Illustra have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of Illustra's object-relational database technology with Informix's relational database technology and integration of their respective sales and marketing and research and development efforts. There can be no assurance that integration will be accomplished smoothly, on time or successfully. The difficulties of such integration may be increased by the complexity of the technologies being integrated and the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Informix's results of operations and financial condition.

        POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Informix Common Stock in connection with the Merger will have the effect of reducing Informix's net income per share and could reduce the market price of Informix Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will be achieved.

        NEED FOR ACCEPTANCE OF OBJECT-RELATIONAL TECHNOLOGY. The market for the object-relational database products of Illustra is new and evolving, and its growth depends both upon the growing need to store complex data and the broader market acceptance of Illustra's object-relational technology as the solution for this need. Because object-relational technology represents a shift in programming  methodology,  it  requires  a  substantial  investment  in  the retraining of programmers, which can be expensive and reduce the productivity of programmers during the training period. As a result, there can be no assurance that organizations will choose to make the transition from conventional relational database management systems to object-relational database management systems, and the time frame within which such transition may occur, even if they believe that they can benefit from the advantages of an object-relational system. Any delay in the market's acceptance of object-relational database management systems will reduce the anticipated benefits of the Merger and could have an adverse effect on Informix's results of operations and financial condition.

        COSTS OF INTEGRATION; TRANSACTION EXPENSES. The combined companies' results of operations will be adversely affected by Merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges estimated to be approximately $6 million dollars. These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. This estimate is preliminary and is therefore subject to change.

    FLUCTUATIONS IN QUARTERLY RESULTS. Informix's operating results can vary substantially from period to period. The timing and amount of Informix's license revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Informix has operated historically with little or no backlog, and as a result, license revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. Informix's quarterly operating margins have generally followed a historic pattern, with second half revenues and operating margins generally being higher than those of the preceding first half. Informix believes that this pattern has been primarily related to customers' capital spending cycles at the end of a calendar year as well as to Informix's selling efforts, influenced by annual sales incentive plans, at the end of the calendar year, which is the end of Informix's fiscal year. Additionally, as is common in the industry, a disproportionate amount of Informix's license revenue is derived from transactions that close in the last few weeks of a quarter. The timing of closing of large license agreements also increases the risk of quarter-to-quarter fluctuations and the uncertainty of estimating quarterly operating results. Informix's operating expenses are based on projected annual and quarterly revenue levels, have been increasing at rates approaching the rate of total revenue growth and are incurred approximately ratably throughout each quarter. As a result, if projected revenues are not realized in the expected period, Informix's operating results for that period would be adversely affected as the operating expenses are relatively fixed in the short term. Failure to achieve revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firm analysts or industry analysts could result in an immediate and adverse effect on the market price of Informix's Common Stock. Further, Informix may not learn of, or be able to confirm, revenue or earning shortfalls until the end of each quarter, which could result in an even more immediate and adverse effect on the trading price of Informix's Common Stock.

    VOLATILITY OF INFORMIX STOCK PRICES. The market for Informix's Common Stock is highly volatile. The trading price of Informix's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by Informix or its competitors, changes in prices of Informix's or its competitors' products and services, changes in product mix, changes in Informix's revenue and revenue growth rates for Informix as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Informix does business or relating to Informix specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Informix's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Informix's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Informix

Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Informix Common Stock.

    COMPETITION. The market for Informix's software products and services is extremely competitive. The chief competition faced by Informix is currently provided by Oracle Corporation, Sybase, Inc., CA Ingres (a subsidiary of Computer Associates International, Inc.), IBM Corporation, Microsoft Corporation and Red Brick Systems, Inc. and suppliers of third party tools such as Gupta Corporation, Forte Software, Inc. and Dynasty Technologies, Inc. Some of Informix's current competitors and many potential competitors have greater financial, technical and marketing resources than Informix. To the extent that market acceptance for personal computer oriented technologies increases at the expense of UNIX or other non-PC platforms, this could result in greater price pressure on certain of Informix's database products and services. The availability and market acceptance of Microsoft Corporation's Windows NT operating system may increase the competition faced by the principal operating system platforms on which Informix's products operate and may result in greater price pressure on certain of Informix's database products and services. Also, new or enhanced products introduced by existing or future competitors could have an adverse effect on Informix's business, results of operations and financial condition. Existing and future competition or changes in Informix's product or services pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's products or services. If this were to result in significant price declines, the effects of which were not offset by any resulting increases in sales volume of Informix's products or services, Informix's business, results of operations and financial condition would be adversely affected. There can be no assurance that Informix will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The market for Informix's products and services is characterized by rapidly changing technology and frequent new product introductions. Informix's success will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis that meet dynamic customer requirements. There can be no assurance that Informix will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be timely delivered to the market. Informix has experienced product delays in the past and may have delays in the future. Delays in the scheduled availability or a lack of market acceptance of its products or failure to accurately anticipate customer demand or meet customer performance requirements could have a material adverse effect on Informix's business, results of operations and financial condition. In addition, products as complex as those offered by Informix may contain undetected errors or bugs when first introduced or as new versions are released. There can be no assurance that, despite testing, new products or new versions of existing products will not contain undetected errors or bugs that will delay the introduction or commercial acceptance of such products. Informix's success also depends on the ability of its products to interoperate and perform well with existing and future, industry-standard leading application software products intended to be used in connection with relational database management systems. Failure to meet existing and future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for Informix's products. Commercial acceptance of Informix's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning Informix, its products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

    INTERNATIONAL OPERATIONS. Over half of Informix's net revenues are derived from its international operations. Informix's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks associated with international activities. Most of Informix's international revenue and expenses are denominated in local currencies. Although Informix takes into account changes in exchange rates over time in its pricing strategy, Informix's business, results of operations and financial condition could be materially and adversely affected by fluctuations in foreign currency exchange rates. There can be no assurance that Informix will not experience fluctuations in international revenues.

    INTEGRATION OF ACQUIRED COMPANIES. Informix has recently completed several acquisitions including the database division of ASCII Corporation in Japan, STG in the United States and distributors in Germany, Korea and Malaysia, and has recently entered into the Merger Agreement to acquire Illustra. Informix may acquire other distributors, companies, products or technologies in the future. There can be no assurance that these acquisitions and the acquisition of Illustra can be effectively integrated, that such acquisitions will not result in costs or liabilities that could adversely effect Informix's results of operations and financial condition, or that Informix will obtain the anticipated or desired benefits of such acquisitions.

    KEY PERSONNEL. Informix's success depends in part on the continued contributions of both companies' key management and technical personnel. The success of Informix also depends on Informix's ability to attract and retain other qualified technical, managerial, sales and marketing personnel. The competition for such personnel is intense in the software industry. Uncertainty during integration of the businesses of Informix and Illustra may adversely affect the combined companies' ability to attract and retain such personnel.

    MANAGEMENT OF GROWTH. Informix has experienced rapid growth in recent years. There can be no assurance Informix will maintain its recent rate of growth. Informix's future growth will depend in part on the ability of its officers and key personnel to manage growth successfully through the implementation of appropriate management systems and controls. Failure to effectively implement or maintain such systems and controls could adversely affect Informix's business, results of operations and financial condition.

    LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Informix relies on a combination of trade secret, copyright and trademark laws and contractual provisions to protect its proprietary rights in its software products. There can be no assurance that these protections will be adequate or that competitors will not independently develop technologies that are substantially equivalent or superior to Informix's technology. In addition, copyright and trade secret protection for Informix's products may be unavailable or unreliable in certain foreign countries. As of the date hereof, Informix had no issued patents. As the number of software products in the industry and software patents increases, Informix believes that software developers may become increasingly subject to infringement claims. There can be no assurance that a third party will not assert that its patents or other proprietary rights are violated by products offered by Informix. Any such claims, with or without merit, can be time consuming and expensive to defend, and could have an adverse effect on Informix's business, results of operations and financial condition. Infringement of valid third party patents and propriety rights could have an adverse effect on Informix's business, results of operations and financial condition. Informix also relies on "shrink-wrap" break-the-seal licenses not signed by the licensee to protect its proprietary rights. "Shrink-wrap" licenses may be unenforceable under the laws of certain jurisdictions.

    DEPENDENCE ON THIRD-PARTY PROVIDERS OF TECHNOLOGY. The products of Informix use certain products and technologies of various third party software developers, including both complete products offered as extensions of Informix's product lines and technology used in the enhancement of internally developed products. Such products and technologies are obtained from the third party providers under contractual license agreements, which in some cases are for limited time periods and in some cases provide that such licenses may be terminated under certain circumstances. There can be no assurance that Informix will be able to maintain adequate relations with these third-party providers, that these third-party providers will commit adequate development resources to maintain these products and technologies or that the license agreements that are for limited time periods will be renewed upon termination. In such circumstances, Informix's inability to obtain or develop substitute technology could adversely affect Informix's business, results of operations and financial condition.

    EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND INFORMIX'S CHARTER DOCUMENTS. Informix is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. The Board of Directors of Informix is divided into three classes, with each class standing for election once every three years. In addition, Informix's Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. Informix also has a Preferred Shares Rights Agreement that provides for the issuance of rights which upon the occurrence of certain events would result in significant dilution to Informix Common Stock held by a bidder for Informix. These and other provisions of the Delaware General Corporation Law applicable to Informix and Informix's charter documents may have the effect of delaying, deterring or preventing changes in control or management of Informix.

                                    ANNEX B

                               INFORMIX BUSINESS

BACKGROUND

    Informix designs, develops, manufactures, markets and supports distributed relational database management systems, object-oriented, graphical- and character-based application development tools and graphical data-access tools for delivering information to most significant desktop platforms. In addition to software products, Informix offers training, consulting and maintenance to its customers. Informix was initially incorporated in California in 1980 and was reincorporated in Delaware in August 1986. Unless the context requires otherwise, the term "Informix" refers to Informix Corporation and its subsidiaries.

    Informix designs, develops, manufactures, markets and supports database management systems, connectivity interfaces and gateways and application development tools for graphical- and character-based software applications all as part of relational database management systems ("RDBMS"). All of the Informix database products developed since 1983 support Structured Query Language ("SQL"), an industry standard created by IBM. Informix believes that its INFORMIX-4GL Product, introduced in 1986, was the first fourth-generation applications development language consolidating SQL with syntax for menu creation, formatted screen generation and report writing. The combination of these features significantly increases programmer productivity and flexibility in developing applications software. Informix's core database management software runs on the UNIX-Registered Trademark-, Windows-TM- and Windows/NT-TM-operating systems, and certain networks composed of computers running these operating systems.

    Informix's customers consist primarily of end-users, application resellers, computer original equipment manufacturers ("OEMs") and distributors. Informix markets its products directly to end-users through its sales force and indirectly to end-users through application resellers, OEMs and distributors.

    In 1995, Informix had three internal sales organizations: North America; Europe, Middle East and Africa; and the Intercontinental Group, which included Japan and the Asia/Pacific and Latin America regions. Effective January 1, 1996, these sales organizations were reorganized into the following groups: Americas, including the North America and Latin America regions; International, including the Europe, Middle East, Africa and Asia/Pacific regions; and Japan. The Americas sales organization is headquartered in Menlo Park, California, has sales offices located in major cities throughout the United States and Canada and in 7 Latin American countries. The International sales organization, headquartered in the United Kingdom, has sales offices in 29 countries. Informix also has a European development, production and distribution center located in Ireland. The Japan sales organization is headquartered in Tokyo, Japan. Informix has operating subsidiaries in 36 foreign countries.

PRODUCTS

    DATABASE ENGINES

    Informix offers the following relational database SQL engines, which share a common set of development tools:

    - INFORMIX-OnLine,   Informix's   first   generation   on-line   transaction
      processing ("OLTP") database server with stored procedures, triggers, referential integrity, high availability, document imaging support and fast response times in heavy transaction environments.

    - INFORMIX-OnLine Dynamic Server-TM-, Informix's second generation OLTP engine. This server is based on Informix's Dynamic Scalable Architecture and features parallel data processing capability, replication and connectivity options built into the core database server, offering users significant enhancements without adding additional cost. This product is available on uniprocessor and symmetric multiprocessing systems.

    - INFORMIX-OnLine Extended Parallel Server, a new, high-performance, scalable database server which extends Informix's Dynamic Scalable Architecture to loosely coupled, "shared nothing" computing architectures, including clusters of symmetric multiprocessing systems and massively parallel processing systems. This product became available in the third quarter of 1995 on a limited basis.

    - INFORMIX-SE, designed for smaller organizations with limited MIS staffing or minimal database expertise because it is easy to install and maintain. This product provides the power of SQL without the complex database administration requirements.

    DATABASE TOOLS

    Informix offers a variety of database application development tools designed to allow users to build applications quickly and maintain them easily. The Informix database tools are:

    - INFORMIX-NewEra-TM-, a graphical, object-oriented development environment designed for creating enterprise-wide multi-tier client/server database applications. INFORMIX-NewEra features a fourth-generation object-oriented programming language, reusable class libraries, application partitioning, and flexible application deployment, and supports open connectivity to Informix and non-Informix databases. INFORMIX-NewEra is currently available for Microsoft-Registered Trademark- Windows-TM- and OSF Motif-TM-.

    - INFORMIX-4GL, a character-based development environment, which includes a fourth-generation programming language with full screen-building, report entry and SQL database input/ output capabilities. The INFORMIX-4GL product family is comprised of three core products: INFORMIX-4GL Compiled, INFORMIX-4GL Rapid Development System and INFORMIX-4GL Interactive Debugger.

    - INFORMIX-SQL, a package of five interactive tools for creating character-based applications. INFORMIX-SQL consists of a forms package, a report writer, an interactive SQL editor, a menu builder and an interactive schema editor.

    - C-ISAM-Registered Trademark-, a library of C functions that manage indexed sequential access method files. C-ISAM bypasses the overhead of an entire database management system and allows direct access to an application's records.

    - INFORMIX-NewEra ViewPoint-TM-, a graphical database access and analytical tool specifically designed to give non-technical computer users point and click access to information contained in corporate or departmental databases and to run their own customized forms and reports.

    - INFORMIX-NewEra ViewPoint Pro, a graphical database administration tool, includes all of the features of INFORMIX-NewEra ViewPoint, as well as a database schema builder, a SQL editor and a SuperView-TM- builder, for creating highly specialized views to the database that simplify access, retrieval and analysis of data.

    - INFORMIX-MetaCube-TM-, a high-performance on-line analytical processing engine that automatically preconsolidates data and provides a multidimensional view of data without the constraints of a two dimensional (row and table) data model. The INFORMIX-MetaCube product family also includes MetaCube Explorer, an adhoc decision support tool for end users, MetaCube Warehouse Manager, a graphical tool for administering the "metadata" describing a database in a logical, user-friendly view, MetaCube Agents, a scheduler to perform user queries and administrative tasks on a database in the background, and MetaCube for Excel, an add-in to the standard Microsoft spreadsheet environment. The MetaCube products became available in the fourth quarter of 1995 as a result of Informix's acquisition of Stanford Technology Group, Inc.

    In February 1995, Informix entered into an agreement with Investment Intelligence Systems Limited ("IISL") which gave IISL exclusive rights to develop, distribute, sell and support the INFORMIX-Wingz-Registered Trademark-spreadsheet and the INFORMIX-HyperScript-Registered Trademark- Tools graphical development environment to new and existing customers. IISL assumed full responsibility for both products effective June 30, 1995. The agreement is world-wide, with the exception of Japan, where ASCII Corporation retains the exclusive rights to market and distribute the Kanji version of INFORMIX-Wingz.

    In October 1995, Informix acquired Stanford Technology Group, Inc., a United States based provider of on-line analytical processing technology, for approximately 570,000 shares of Informix common stock. The transaction will be accounted for as a pooling of interests. As a result of this acquisition, Informix added the INFORMIX-MetaCube product family to its product line.

    CONNECTIVITY PRODUCTS

    The Informix connectivity products are:

    - INFORMIX-Gateway-TM- with DRDA, a UNIX-based connectivity tool allowing interoperability to IBM databases such as DB2, DB2/VM and DB2/400 from Windows and UNIX clients. INFORMIX- Gateway with DRDA allows applications built with Informix application development tools to transparently access and modify information in Distributed Relational Database Architecture-TM- -- compliant database management systems.

    - INFORMIX-Enterprise Gateway-TM-, a UNIX-based connectivity tool, which incorporates the Enterprise Data Access SQL suite of products from Information Builders, Inc. This product provides transparent access through SQL statements and remote procedure calls to over 60 relational and non-relational data sources on 35 different hardware platforms and operating systems.

    - INFORMIX-STAR, provides the ability to access INFORMIX-OnLine databases stored on multiple servers in the same transaction. INFORMIX-STAR allows the joining and viewing of multiple databases at different locations as if they were one common database. The functionality of this product is automatically included in INFORMIX-OnLine Dynamic Server and INFORMIX-OnLine Extended Parallel Server.

    - INFORMIX-NET, allows the off-loading of application processing from the server to a client workstation. The functionality of this product is included in INFORMIX-SE and all of Informix's UNIX-based tools. INFORMIX-NET PC for DOS permits the same offloading between a PC workstation and an Informix database server.

    - INFORMIX DCE/NET, a connectivity product based on the Open Software Foundation Distributed Computing Environment specification. This Product allows customers transparent access to Informix and other relational databases and takes advantage of DCE security and directory services.

    - INFORMIX-TP/XA, links INFORMIX-OnLine to a transaction manager to support transactions involving multiple databases and multiple computer systems. INFORMIX-TP/XA is a library of C functions that establishes the connection between INFORMIX-OnLine and the transaction manager.

    - INFORMIX-ESQL for C and COBOL, embedded SQL products which permit developers to take advantage of SQL technology while building applications in C or COBOL.

    MAINTENANCE, CONSULTING AND SERVICES

    Informix maintains field-based and centralized corporate technical staffs to provide a comprehensive range of assistance to its customers. These services include pre- and post- sales technical assistance, consulting, product and sales training and technical support services. Consultants and trainers provide services to customers to assist them in the use of Informix's products and the design and development of applications that utilize Informix's products.

    Informix provides maintenance to its RDBMS customers on an optional basis for fees ranging from 10% to 18% of the license fees paid by the customer which generally includes product updates.

MARKETING AND CUSTOMERS

    In 1995, Informix had three internal sales organizations: North America; Europe, Middle East and Africa; and the Intercontinental Group, which included Japan and the Asia/Pacific and Latin America regions. Effective January 1, 1996, these sales organizations were reorganized into the following groups: Americas, including the North America and Latin America regions; International, including the Europe, Middle East, Africa and Asia/Pacific regions; and Japan.

    In North America, Informix distributes its products through the channels of direct end-user licensing, OEMs, application resellers addressing specific markets and distributors. Informix licenses its products to large companies and government entities through its direct sales force, and to certain of these companies, as well as smaller end-users, through its telemarketing sales force.

    In Europe, Latin America and Japan, Informix uses distribution channels similar in type to those used by Informix in the United States. In other foreign regions, Informix licenses its products to end-users primarily through application resellers, distributors and OEMs.

    Informix has chosen a multiple channel distribution strategy to maintain broad market coverage and product availability. Informix, therefore, has generally avoided exclusive relationships with its licensees and other resellers of its products. Discount policies and reseller licensing programs are intended to support each distribution channel with a minimum of channel conflict.

    At December 31, 1995, Informix's sales, marketing and support staff totaled 1,011 regular employees in the North America region; 103 regular employees in the Latin America region, 652 regular employees in the Europe, Middle East and Africa regions, 231 regular employees in the Asia/ Pacific region and 77 regular employees in Japan.

    In January 1995, Informix acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. Informix acquired the remaining 10 percent interest in January 1996. This acquisition has been recorded as a purchase. The purchase cost of this business was approximately $46,000,000. Additionally, in April 1995, Informix acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. Informix will acquire the remaining 20 percent interest in January 1997. This acquisition has been recorded as a purchase with the purchase cost of this business being approximately $4,300,000.

    Informix provides a financing option to customers in connection with the license of software in the United States through its wholly-owned subsidiary, Informix Credit Company. Similar financing is offered in Europe.

LICENSING

    END-USER LICENSING

    Informix's products are licensed directly to end-users through Informix's sales force as well as indirectly to end-users through application resellers, OEMs and distributors. Informix believes that the common core technology of its RDBMS software products, based on standard operating systems and the SQL database language places it in a strong position to sell into major corporations and government agencies that wish to standardize their diverse computing environments. As a result, certain of these end-user organizations have entered into general purchasing agreements with Informix which offer volume discounts.

    APPLICATION RESELLER LICENSING

    Since its inception, Informix has licensed application resellers to distribute its products. A typical application reseller develops an application product (e.g., an insurance agency management system) using one of Informix's products and then licenses the resultant application software to its customers in the target market. The application reseller customer purchases a license for use of Informix's product to develop an applications program. Depending on the application program developed, it may include a run-only license, a full version license or even multiple product licenses.

    Application resellers develop applications using a wide array of application development tools, including products from Informix, such as INFORMIX-NewEra, INFORMIX-4GL and INFORMIX-SQL, as well as products offered by third parties. Applications developed using Informix's products are generally portable across various brands of computers and different operating systems. Informix believes that this feature is significant to this distribution channel.

    Informix has specialized programs to support the application reseller distribution channel. Under these programs, Informix provides to selected application resellers a combination of marketing development services, consulting and technical marketing support and discounts.

    OEM LICENSING

    Informix's products are also marketed with the assistance of the sales forces of its OEM customers who have concluded that "solution selling" of a combination of software and hardware to their respective customers enhances the sales of their computer equipment. Informix believes that the compatibility and range of applications for its products is significant to this distribution channel.

    DISTRIBUTOR LICENSING

    Informix has established a network of full service international distributors who provide local service and support, as well as Informix's products, to their respective national markets. Informix's products have been translated by Informix or Informix's distributors into a number of foreign languages, including Japanese (Kanji), Chinese (Simplified and Traditional), Czech, Danish, French, German, Hebrew, Hungarian, Korean (Hangul), Italian, Polish, Russian, Slovak, Spanish, Swedish and Thai.

PRODUCT DEVELOPMENT

    The computer software industry is highly competitive and rapidly changing. Consequently, Informix dedicates considerable resources to research and development efforts to enhance its existing product line and to develop new products to meet new market opportunities. Major research and development projects in 1995 included new releases of INFORMIX-NewEra and INFORMIX-OnLine Dynamic Server and the release of INFORMIX-OnLine Extended Parallel Server on a limited basis.

    Most of Informix's current software products and accompanying documentation have been developed internally; however, Informix has acquired certain software products from others and plans to do so again in the future.

    Current product development is focused toward:

    - Improvement and enhancement of current products and new products, with particular emphasis on parallel computer architecture, graphical desk top, system administration, application partitioning, mobile capabilities and support for complex data, such as audio, video, text and images of the type often used in World Wide Web or other Internet-based applications.

    - Improvements to Informix products to provide greater speed and support for larger numbers of concurrent users.

    - Adaptation of new products to the broad range of computer brands and operating systems Informix currently supports and adaptation of current products to new brands of computers and operating systems which represent attractive market opportunities for Informix products.

    There can be no assurance that Informix's product development efforts will be successful or that any new products will achieve significant market acceptance.

    As of December 31, 1995, Informix had 644 regular employees engaged in research and development.

COMPETITION

    Informix faces intense competition in the market for RDBMS software products. Companies in the RDBMS market compete primarily on the basis of price/performance characteristics, name recognition, and technical support, training and consulting services.

    With respect to RDBMS performance, Informix believes that the principal competitive factors include:

    - Application development productivity (the speed with which applications can be built).

    - Database performance (the speed at which database storage and retrieval functions are executed).

    - The ability to support large warehouses of information.

    - Reliability, availability and serviceability.

    - The distribution of RDBMS software applications and data across networks of computers from multiple suppliers.

    - Increasingly, the ability to manage complex data and solve more complex business problems based on such data.

    Informix believes that the technical advantages of its products, its approach to sales and marketing, its relations with application resellers, OEMs and distributors and its customer service and support contribute to its ability to compete favorably in this market.

    The chief competition faced by Informix is currently provided by Oracle Corporation, Sybase, Inc., CA Ingres (a subsidiary of Computer Associates International, Inc.), IBM Corporation, Microsoft Corporation and Red Brick Systems, Inc. and suppliers of third party tools such as Gupta Corporation, Forte Software, Inc. and Dynasty Technologies, Inc. Informix believes that there is a large market for RDBMS software which might attract additional competitors. Additionally, some of Informix's current competitors and many potential competitors have greater financial, technical and marketing resources than Informix.

    To the extent that market acceptance for personal computer oriented technologies increases at the expense of UNIX or other non-PC platforms, this could result in greater price pressure on certain of Informix's database products and services. The availability and market acceptance of Microsoft Corporation's Windows NT operating system may increase the competition faced by the principal operating system platforms on which Informix's products operate and may result in greater price pressure on certain of Informix's database products and services. Also, new or enhanced products introduced by existing or future competitors could have an adverse effect on Informix's business. Existing and future competition or changes in Informix's product or services pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's products or services. If this were to result in significant price declines, the effects of which were not offset by any resulting increases in sales volume of Informix's products or services, Informix's business, results of operations and financial condition would be adversely affected.

PRODUCT PROTECTION

    Informix relies on a combination of trade secret, copyright and trademark laws, license agreements and technical measures to protect its rights in its software products. Like many software companies, Informix has no patents to date, although it has applied for four software patents for core technology present in Informix products, and is proceeding with applications for several other software patents. Informix maintains trademark and service mark registrations in the United States and numerous other foreign jurisdictions.

    Informix's products are generally licensed to end-users on a "right-to-use" basis pursuant to a license that restricts the use of the products to the customer's internal business purposes either on a single computer at a single site or to a specific number of users at a single site or enterprise wide. Informix also relies on "shrink-wrap" licenses. Informix's "shrink-wrap" license includes a prominently displayed notice informing the end-user that, by opening the product packaging, the end-user agrees to be bound by Informix's license agreement printed on the package. Copyright and trade secret protection for source and object code version of software products may be unavailable in certain foreign countries. In addition, "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions.

    Informix protects the human readable, source code version of its products as a trade secret and an unpublished copyrighted work. Informix has licensed the source code of its products to certain customers under certain circumstances, and for restricted uses. In addition, Informix has entered into source code escrow agreements with a number of its customers that generally require release of source code to the customer in the event there is a bankruptcy or similar proceeding by or against Informix, Informix ceases to do business or Informix ceases to support the product. In the event of a release of the source code to a customer, the customer is required to maintain its confidentiality and, in general, to use the source code solely for internal business purposes or for the purpose of providing maintenance and support to its customers, and, in certain circumstances, to embedding it in customer products.

    Informix believes that, because of the rapid pace of technological change in the computer software industry, patent, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of Informix's personnel, new product introduction, frequent product enhancement, name recognition and ongoing product maintenance.

EMPLOYEES
    As of December 31, 1995, Informix and its subsidiaries had 3,219 regular employees worldwide, including 2,074 in sales, marketing and support; 644 in research and development; 90 in operations and 411 in administration and finance.

    Competition in recruiting personnel in the computer software industry is intense. Informix believes that its future success will depend in part on its continued ability to recruit and retain highly skilled management, marketing and technical personnel.

    None of Informix's U.S. employees are represented by a labor union. A small number of employees located outside of the United States are represented by labor unions. The degree of this representation varies from country to country. Informix has experienced no work stoppages and believes that its employee relations are excellent.

PROPERTIES
    Informix's headquarters and its marketing, finance, Americas sales, administration, customer service and research and development operations are located in five modern buildings in a seven building office park in Menlo Park, California, approximately 30 miles south of San Francisco. Informix leases approximately 214,000 square feet of space in these buildings. The leases for spaces in three of the buildings expire in March 1998. Informix has an option to renew each lease for another five year term at 95% of the then fair rental value. The remaining leases expire in September 2001.

    Some of the research and development for Informix's tools products, a portion of Informix's customer service organization, Informix's principal manufacturing facility and Informix's telemarketing organization are located in two modern buildings aggregating approximately 135,000 square feet in Lenexa, Kansas, a suburb of Kansas City. The buildings are owned by a partnership, of which Informix Software, Inc. is a 50% partner, and leased by the partnership to Informix Software, Inc. under a lease with an initial ten-year term that expires in March 1998. There are two five-year renewal options. Rental under this lease remains fixed through 1998, and then adjusts to prevailing rates for the renewal terms.

    Informix also leases office space in approximately 45 facilities in the United States and Canada and approximately 58 facilities internationally.

    Informix believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed to accommodate the expansion of Informix's operations.

                                    ANNEX C

                 INFORMIX MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- RECENT OPERATING RESULTS

    On January 31, 1996, Informix announced financial results for its fourth quarter and year ended December 31, 1995. Revenues for the quarter and the year were $217,070,000 and $708,985,000, respectively, representing increases of approximately 45% and 51%, respectively, of revenues over comparable periods in 1994. Informix also reported net income for the fourth quarter and the year of $38,834,000 ($0.28 per share) and $105,333,000 ($0.76 per share), respectively, compared  to $23,836,000 ($0.18 per share) and $66,196,000 ($0.49 per share) for the comparable periods in 1994.

RESULTS OF OPERATIONS -- NINE MONTH PERIOD COMPARISON

    The following table  sets forth  operating results  as a  percentage of  net revenues for the periods ended October 1, 1995 and October 2, 1994, respectively, and the percent change in the operating results for the nine month period ended October 1, 1995, compared to the nine month period ended October 2, 1994.

                                                                        PERCENT OF NET REVENUES NINE
                                                                                MONTHS ENDED
                                                                        ----------------------------  PERIOD TO PERIOD
                                                                         OCTOBER 1,     OCTOBER 2,    PERCENT INCREASE
                                                                            1995           1994          (DECREASE)
                                                                        -------------  -------------  -----------------
Net revenues:
  Licenses............................................................          75%            77%              50%
  Services............................................................          25             23               69
                                                                               ---            ---              ---
    Total net revenues................................................         100%           100%              54%
                                                                               ---            ---              ---
                                                                               ---            ---              ---
Costs and expenses:
  Cost of software distribution.......................................           5%             5%              49%
  Cost of services....................................................          12             11               87
  Sales and marketing.................................................          43             42               56
  Research and development............................................          12             14               31
  General and administrative..........................................           7              8               41
                                                                               ---            ---              ---
    Total operating expenses..........................................          79%            80%              54%
                                                                               ---            ---              ---
                                                                               ---            ---              ---
Operating income......................................................          21%            20%              56%
Interest income.......................................................           1              1              105
Interest expense......................................................           0              0              153
Other expense, net....................................................          (0)            (0)              96
                                                                               ---            ---              ---
Income before income taxes............................................          22             21               61
Income taxes..........................................................           8              8               67
                                                                               ---            ---              ---
Net income............................................................          14%            13%              57%
                                                                               ---            ---              ---
                                                                               ---            ---              ---

    Informix's operating income in the first nine months of 1995 was 21 percent of net revenues, compared to 20 percent in the corresponding period in 1994.

    Although Informix's operating margins have exceeded or equaled 20 percent over the last several quarters, Informix's expenses are relatively fixed in the near term and unexpected variances in planned revenues, which are difficult to forecast, can result in variations in operating margins and cost ratios. Informix's quarterly operating margins have generally followed a pattern with second half revenues and operating margins generally being higher than those of the preceding first half; however, there is no assurance that this historical pattern will be repeated.

    Informix derives revenues principally from licensing its software and providing technical product support and updates to customers. License revenues may involve the shipment of product by Informix or the granting of a license to manufacture products. Informix's products are sold directly to end-user customers or through resellers, including OEMs, system integrators, distributors, or application vendors. Informix's revenues have been increasingly derived from sales contracts directly with end-users and less from the distributor or OEM sales channels. These end-user sales contracts can be relatively large in size and are difficult to forecast both in timing and dollar value. In addition, these revenue contracts have relatively lower associated software distribution and selling costs. From time to time Informix has recognized substantial net revenue from these large software license agreements. These transactions, which are difficult to predict, have caused fluctuations in net revenues and in net income because of the relatively high gross margin on such revenues. Informix expects that transactions of this nature and the resulting fluctuations will continue.

    Throughout the remainder of 1995, Informix will continue to invest more in customer services, marketing and research and development, and make personnel additions to Informix's sales force worldwide. These additional expenses may adversely affect Informix's operating margins in 1995 if there are no offsetting increases in revenues or reductions in other operating expenses.

    As the number of software products and software patents in the industry increases, Informix believes that software developers may become increasingly subject to infringement claims. There can be no assurance that a third party will not assert that its patents or other proprietary rights are violated by products offered by Informix. Any such claims, with or without merit, can be time consuming and expensive to defend and could have an adverse effect on Informix's business, results of operations, financial position and cash flows.

    Informix's stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of Informix's common stock in any given period. Additionally, as is common in the industry, a disproportionate amount of Informix's license revenue is derived from transactions that close in the last few weeks of a quarter that make quarterly revenues difficult to forecast. Informix may not learn of, or be able to confirm, revenue or earnings shortfalls until the end of each quarter, which could result in an even more immediate and adverse effect on the trading price of Informix's common stock. Finally, Informix participates in a highly dynamic industry, which often results in significant volatility of Informix's common stock price.

    NET REVENUES

                                                                                     NINE MONTHS ENDED
                                                                                  ------------------------
                                                                                  OCTOBER 1,   OCTOBER 2,
                                                                                     1995         1994         CHANGE
                                                                                  -----------  -----------  ------------
                                                                                          (DOLLARS IN MILLIONS)
License fees....................................................................  $   369.1    $   246.0            50%
  Percentage of net revenues....................................................         75%          77%
Services........................................................................  $   122.8    $    72.6            69%
  Percentage of net revenues....................................................         25%          23%
Net revenues....................................................................  $   491.9    $   318.6            54%

    The increase in service revenue, which consists of customer support, training and consulting, was primarily attributable to the continued growth of the installed customer base, the renewal of maintenance contracts and increased consulting revenue. Informix continues to emphasize support services as a source of revenue.

    The revenue growth in the first nine months of 1995 primarily reflects continued strong worldwide acceptance for Informix's new and existing technology and products. Although Informix expects revenues to grow in the remainder of 1995, there can be no assurance that such growth will be achieved or that growth rates in the future will be comparable to those in the first nine months of

1995. Informix's revenues, along with those of the RDBMS industry as a whole, have shown substantial growth over the last several years. The industry has benefited from trends to downsize from large proprietary computer systems and market acceptance of UNIX and other open operating environments.

    Informix has focused on the UNIX, open operating system market since 1980 and has broadened its open environments by releasing a Windows and Windows/NT version of an Informix database server in 1994. Informix has also developed and released connectivity products to allow access to other relational databases, both proprietary and open, and access to this data through various protocols such as IBM's DRDA and X/Open's XA. The industry movement to new open operating systems like Windows/NT and access through low-end, desktop machines may cause downward pressure on prices of database and related products. If such downward pressure on prices were to occur, margins would be adversely affected.

    The license revenue growth in the first nine months of 1995 reflects continued strong demand for Informix's products, particularly for Informix's new generation of database servers, INFORMIX-OnLine DynamicServer-TM-. Informix has also started to see revenue growth in the tools area with the introduction of INFORMIX-NewEra-TM-, a third-generation client/server application development tool which became available in the second half of 1994. During the nine months of 1995, Informix introduced, on a limited basis, INFORMIX-OnLine Extended Parallel Server ("XPS"), a new high-performance, scalable database server based on Informix's Dynamic Scalable Architecture ("DSA") and also introduced INFORMIX-NewEra-TM- 2.X on the Windows platform.

    Informix's ability to sustain growth depends in part on the timely release of successful new and updated products, and the success of new and updated products from its competitors. Informix has experienced product delays in the past and may have delays in the future.

    A key factor in determining the success of Informix will continue to be the ability of Informix's products to interoperate and perform well with existing and future leading, industry standard application software products intended to be used in connection with RDBMS. Failure to meet existing or future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for Informix's products.

    Over half of Informix's net revenues are derived from its international operations. In Europe and Asia/Pacific, most revenues and expenses are now denominated in local currencies. The U.S. dollar weakened in the first nine months of 1995 against the major European and Asian/Pacific currencies, which resulted in higher revenue and expenses recorded when translated into U.S. dollars and compared with the prior year periods. Through 1994, most revenues from Asia Pacific, Canada and Latin America were denominated in U.S. dollars. Accordingly, the translation of the revenues for these regions was less impacted by fluctuations in foreign exchange rates. Informix has increased its direct sales presence in Asia/Pacific by opening offices and acquiring its primary software distributors in Malaysia in 1994, and Japan and Korea in early 1995. This increased the proportion of direct sales denominated in local currency in these regions. Informix has also increased its direct presence in Latin America, although a significant percentage of the revenue is still denominated in U.S. dollars. In the future, Informix expects currency fluctuations in Mexico, and to a lesser extent, other Latin American countries to continue. Informix's operating and pricing strategies take into account changes in exchange rates over time; however, Informix's results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates.

    Informix has a hedging program in place to minimize foreign exchange gains or losses, where possible, from recorded foreign denominated transactions resulting from fluctuations in exchange rates. This program involves the use of forward foreign exchange contracts in the primary European and Asian currencies. Informix has limited unhedged transaction exposures in certain secondary currencies in Latin America, Eastern Europe, and Asia/Pacific because there are limited forward currency exchange markets in these currencies. Informix does not attempt to hedge the translation to U.S. dollars of foreign denominated revenues and expenses not yet incurred.

    Informix's  distribution markets  are organized into  three general markets:
North America; Europe, the Middle East, and Africa; and Intercontinental, consisting of Latin America and the Asia/ Pacific region. During the first nine months of 1995, these organizations contributed 42 percent, 38 percent and 20 percent, respectively, of Informix's net revenues compared to 44 percent, 40 percent, and 16 percent, respectively, for the same period in 1994.

    COST OF SOFTWARE DISTRIBUTION

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Manufactured cost of software distribution.......................................   $    16.5     $    11.3            46%
  Percentage of license revenue..................................................           5%            5%
Amortization of capitalized software.............................................   $     8.5     $     5.4            56%
  Percentage of license revenue..................................................           2%            2%
Cost of software distribution....................................................   $    25.0     $    16.7            49%
  Percentage of licenses revenue.................................................           7%            7%

    Software distribution costs consist primarily of: 1) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, customs, freight and third party royalties; and 2) amortization of previously capitalized software development costs.

    The increase in the amortization of capitalized software in absolute dollars in the first nine months of 1995 compared to the same period in 1994 was due to the release of several products in the latter half of 1994 and the first half of 1995. Informix expects that amortization of capitalized software in absolute dollars will continue to increase in the future as new products are released.

    Manufactured cost of software distribution in the first nine months of 1995, as a percentage of license revenues, remained flat compared to the same period in 1994. The cost of software distribution as a percentage of license revenues may vary depending upon whether the product is reproduced by Informix or by its customers.

    COST OF SERVICES

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Cost of Services.................................................................   $    62.0     $    33.1            87%
  Percentage of service revenues.................................................          51%           46%

    Cost of services consists primarily of maintenance, consulting and training expenses. The increase in cost of services in the first nine months of 1995 in absolute dollars and as a percentage of net revenues compared to the corresponding prior year period is primarily due to Informix's increased expenditures in developing consulting and support services. In the future, Informix expects that cost of services as a percentage of net revenues will approximate the rate in the first nine months of 1995.

    SALES AND MARKETING EXPENSES

                                                                                     NINE MONTHS ENDED
                                                                                  ------------------------
                                                                                  OCTOBER 1,   OCTOBER 2,
                                                                                     1995         1994         CHANGE
                                                                                  -----------  -----------  ------------
                                                                                          (DOLLARS IN MILLIONS)
Sales and marketing expenses....................................................  $   210.8    $   134.8            56%
  Percentage of net revenues....................................................         43%          42%

    The increase in sales and marketing expenses in the first nine months of 1995 in absolute dollars compared to the same period in 1994 was a result of increased sales headcount worldwide, new sales offices and increased marketing programs associated with new product introductions.

    With the continuing expansion throughout 1995 of worldwide operations, as well as increased sales and marketing expenditures in 1995 aimed at positioning Informix and its new and existing products in the marketplace, Informix expects that sales and marketing expenses for the remainder of 1995, as a percentage of net revenues, will be similar to those of the first nine months of 1995.

    RESEARCH AND DEVELOPMENT EXPENSES

    Informix accounts for its product development costs in accordance with Statements of Financial Accounting Standards No. 86 (FAS 86). This statement requires that once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product. Informix's research and development expenses exclude capitalized software costs of $12.7 million and $9.7 million in the first nine months of 1995 and 1994, respectively, and exclude amortization costs of previously capitalized software. The following table summarizes research and product development costs for the periods ended October 1, 1995 and October 2, 1994:

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Incurred product development costs...............................................   $    70.4     $    53.6            31%
Expenditures capitalized.........................................................       (12.7)         (9.7)           31%
                                                                                        -----         -----
Research and development expenses................................................   $    57.7     $    43.9            31%
Expenditures capitalized as a % of incurred......................................          18%           18%          n/a

    The increase in research and development expenditures in absolute dollars in the first nine months of 1995 compared to the corresponding period in 1994 resulted from an increase in staff working on new products and product extensions.

    The higher capitalization in absolute dollars of product development expenditures in the first nine months of 1995 compared to the same period in 1994 resulted from an increase in the work involved in projects reaching technological feasibility as they neared their release dates. Informix expects the proportion of work on capitalized projects to remain relatively stable throughout the remainder of 1995.

    Major new programs currently under development include the expansion of the DSA family of servers and connectivity products and subsequent versions of Informix's graphical object-oriented tool INFORMIX-NewEra-TM-. Informix believes that research and development expenditures are essential to maintaining its competitive position in its primary markets and expects the expenditure levels to increase in absolute dollars.

    GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
General and administrative expenses..............................................   $    35.0     $    24.8            41%
  Percentage of net revenue......................................................           7%            8%

    General and administrative expenses for the first nine months of 1995 remained relatively flat as a percentage of net revenues compared to the corresponding period in 1994. Informix expects that general and administrative expenses as a percentage of net revenues for the remainder of 1995 will be consistent with those of the first nine months of 1995.

    PROVISION FOR INCOME TAXES

    Informix's effective tax rate increased to 37.5 percent of pretax income in the first nine months of 1995 from 36.0 percent in the same period in 1994. The higher effective tax rate for the first nine months of 1995 was primarily due to the expiration of the U.S. federal research and development tax credit in 1995.

    Informix  anticipates its fiscal 1995 effective tax rate to be approximately
37.5 percent; however, this rate could change based on a change in the geographic mix of Informix's earnings and the amount of permanent reinvestment offshore of a portion of the 1995 earnings of Informix's lower-taxed Irish operations and the potential reinstatement of the U.S. federal research and development tax credit.

    IMPACT OF INFLATION

    The effect of inflation on Informix's financial position has not been significant.

RESULTS OF OPERATIONS -- FISCAL YEAR COMPARISON

    Selected elements of Informix's financial statements are shown below for the last three years as a percentage of net revenues and as a percentage change from year to year.

    In 1991, Informix was selected to provide the database component of a decision-support system for the Army National Guard and Army Reserves. In 1992, Informix received $26.8 million as part of this Reserve Component Automation System ("RCAS") contract and recorded $21.8 million as license revenue and incurred $3.2 million in related operating expenses. The remaining $5.0 million of service revenue is being recognized over the support period. In 1992, Informix also recorded a $10.5 million charge due to a settlement of a securities class action lawsuit (see Litigation Settlement). In providing comparative information, corresponding tables are presented with Table 1 showing 1992 amounts as reported and Table 2 showing 1992 pro forma amounts excluding the RCAS license revenue and related expenses and the litigation settlement charge. Informix believes that year-to-year comparisons of financial results are not necessarily indicative of future results.

                                                                                                          % INCREASE
                                                                        PERCENT OF NET REVENUES           (DECREASE)
                                                                       YEARS ENDED DECEMBER 31,              1994
                                                                 -------------------------------------     COMPARED
TABLE 1 (AS REPORTED)                                               1994         1993         1992          TO 1993
---------------------------------------------------------------  -----------  -----------  -----------  ---------------
Net revenues...................................................        100%         100%         100%            33%
Costs and Expenses:
  Cost of software distribution................................          5            6            8             23
  Cost of services.............................................         10            9            9             40
  Sales and marketing..........................................         43           39           36             46
  Research and development.....................................         13           12           10             39
  General and administrative...................................          7           10           11              4
                                                                                                                 --
                                                                       ---          ---          ---
    Total costs and expenses...................................         78           76           74             37
                                                                                                                 --
                                                                       ---          ---          ---
Operating income...............................................         22           24           26             20
                                                                                                                 --
                                                                       ---          ---          ---
Net income.....................................................         14           16           17             18


                                                                      1993
                                                                    COMPARED
TABLE 1 (AS REPORTED)                                                TO 1992
---------------------------------------------------------------  ---------------
Net revenues...................................................           24%
Costs and Expenses:
  Cost of software distribution................................           (7)
  Cost of services.............................................           23
  Sales and marketing..........................................           37
  Research and development.....................................           51
  General and administrative...................................            3
                                                                          --

    Total costs and expenses...................................           28
                                                                          --

Operating income...............................................           16
                                                                          --

Net income.....................................................           17

                                                                                                          % INCREASE
                                                                        PERCENT OF NET REVENUES           (DECREASE)
                                                                       YEARS ENDED DECEMBER 31,              1994
                                                                 -------------------------------------     COMPARED
TABLE 2 (PRO FORMA)                                                 1994         1993         1992          TO 1993
---------------------------------------------------------------  -----------  -----------  -----------  ---------------
Net revenues...................................................        100%         100%         100%            33%
Costs and Expenses:
  Cost of software distribution................................          5            6            8             23
  Cost of services.............................................         10            9           10             40
  Sales and marketing..........................................         43           39           38             46
  Research and development.....................................         13           12           11             39
  General and administrative...................................          7           10           12              4
                                                                                                                 --
                                                                       ---          ---          ---
    Total costs and expenses...................................         78           76           79             37
                                                                                                                 --
                                                                       ---          ---          ---
Operating income...............................................         22           24           21             20
                                                                                                                 --
                                                                       ---          ---          ---
  Net income...................................................         14           16           16             18


                                                                      1993
                                                                    COMPARED
TABLE 2 (PRO FORMA)                                                  TO 1992
---------------------------------------------------------------  ---------------
Net revenues...................................................           35%
Costs and Expenses:
  Cost of software distribution................................           (6)
  Cost of services.............................................           23
  Sales and marketing..........................................           41
  Research and development.....................................           53
  General and administrative...................................            4
                                                                          --

    Total costs and expenses...................................           30
                                                                          --

Operating income...............................................           54
                                                                          --

  Net income...................................................           31

    Informix's operating income in 1994 was 22 percent of net revenues compared to 24 percent in 1993 and 26 percent in 1992. Excluding the revenue from the RCAS contract and associated expenses, 1992 operating income was 21 percent. The decrease in operating margin in 1994 compared to 1993 was primarily due to extensive investment in customer services, marketing and research and development expenditures and personnel additions to Informix's sales force worldwide.

    NET REVENUES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
TABLE 3 (AS REPORTED) (DOLLARS IN MILLIONS)              1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
License fees.......................................   $   363.8             28%    $   284.3             20%    $   237.4
  Percentage of net revenues.......................          78%                          81%                          84%
Services...........................................   $   104.9             53%    $    68.6             48%    $    46.2
  Percentage of net revenues.......................          22%                          19%                          16%
Net revenues.......................................   $   468.7             33%    $   352.9             24%    $   283.6

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
TABLE 4 (PRO FORMA)* (DOLLARS IN MILLIONS)               1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Licensee fees......................................   $   363.8             28%    $   284.3             32%    $   215.6
  Percentage of net revenues.......................          78%                          81%                          82%
Services...........................................   $   104.9             53%    $    68.6             48%    $    46.2
  Percentage of net revenues.......................          22%                          19%                          18%
Net revenues.......................................   $   468.7             33%    $   352.9             35%    $   261.8

------------------------
* Excludes RCAS license revenue in 1992.

    Service revenue, consisting of customer support, training, and consulting, increased in each of the years presented. These increases were primarily attributable to the continued growth of the installed customer base and the renewal of maintenance contracts. Informix continues to emphasize support services as a source of revenue.

    The revenue growth in 1994 primarily reflects continued strong worldwide acceptance for Informix's new and existing technology. The growth in 1993 reflects Informix's continued emphasis on increasing license volume for its database servers and connectivity products. Informix's revenues, along with those of the RDBMS industry as a whole, have shown substantial growth over the last several years. The industry has benefitted from trends to downsize from large, proprietary computer systems and market acceptance of UNIX" and other open operating environments.

    The license revenue growth in 1994 reflects continued strong demand particularly for Informix's new generation of database servers and connectivity products. In 1994, Informix released INFORMIX-OnLine Dynamic Server 7.1 on eleven symmetric multiprocessing platforms. Informix also introduced INFORMIX-NewEra-TM- in 1994, a second-generation client/server application development tool, and anticipates tools revenue to increase in absolute dollars in 1995. However, there is significant competition in the tools market from other companies and their product offerings: graphical, character-based, and object-oriented. Many of these tools products are "open," meaning they will access data stored on virtually any relational database, including Informix.

    Over half of Informix's net revenues are derived from its international operations (see Note 7 of Notes to Consolidated Financial Statements). In Europe, most revenues and expenses are denominated in local currencies. In 1994 and 1992, the U.S. dollar weakened against the major European currencies, which resulted in higher revenue and expenses recorded when translated into U.S. dollars and compared with the corresponding prior years. In 1993, the U.S. dollar strengthened significantly against the major European currencies, which resulted in lower revenue and expenses recorded when translated into U.S. dollars and compared with the prior year. Through 1994, most revenues from Asia/Pacific, Canada, and Latin America were denominated in U.S. dollars. The translations of the revenues for these regions were less influenced by fluctuations in foreign exchange rates. Informix incurred approximately $0.4 million in foreign exchange loss in Mexico in the fourth quarter of 1994 due to the instability of the economic climate in this country. In the future, Informix expects these currency fluctuations in Mexico and, to a lesser extent, other Latin America countries to continue.

    Approximately 55 percent, 58 percent, and 53 percent of Informix's net revenues were derived from sales to foreign customers for 1994, 1993, and 1992, respectively. The increase in foreign revenues in absolute dollars is primarily attributable to the establishment of new subsidiaries and sales offices in Europe, Asia/Pacific, and Latin America, and continued international acceptance for Informix's new and existing technology. Excluding the RCAS contract, foreign revenue represented 58 percent of net revenues in 1992.

    Informix's distribution markets were reorganized into three general markets at the beginning of the second quarter of 1994: North America, Europe, Middle East, and Africa; and the Intercontinental Group, consisting of Latin America, Japan, and the Asia/Pacific region. These organizations contributed 46 percent, 38 percent, and 16 percent of Informix's net revenues, respectively, in 1994, compared to 43 percent, 41 percent and 16 percent, respectively, in 1993, and 43 percent, 42 percent and 15 percent, respectively in 1992 (excluding the RCAS revenue in North America).

    COST OF SOFTWARE DISTRIBUTION

                                                                                   YEAR ENDED
                                                     ----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993         CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  -----------  -------------
Manufactured cost of software distribution.........   $    16.9             13%    $    14.9            (6)%   $    15.8
  Percentage of license revenue....................           5%                           5%                          7%
Amortization of capitalized software...............   $     7.8             50%    $     5.2            (8)%   $     5.7
  Percentage of license revenue....................           2%                           2%                          2%
                                                                            --                          --
                                                          -----                        -----                       -----
Cost of software distribution......................   $    24.7             23%    $    20.1            (7)%   $    21.5
  Percentage of license revenue....................           7%                           7%                          9%

    Excluding amortization of previously capitalized software development costs, costs of software distribution as a percentage of license revenue declined to 5 percent in 1994 and in 1993 from 7 percent in 1992. The decreases as a percentage of license revenue are the result of the recording of several large contracts which have low associated costs of software distribution since these customers generally manufacture the software themselves, as well as cost reduction programs implemented by Informix in 1992 and 1993.

    The increase in amortization of capitalized software in 1994 resulted from the release of several products in the second half of 1994. The decrease of amortization of capitalized software in absolute dollars in 1993 was due to several projects being fully amortized in early 1992.

    COST OF SERVICES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Cost of services...................................   $    46.0             40%    $    32.9             23%    $    26.8
  Percentage of service revenue....................          44%                          48%                          58%

    The decreases in cost of services as a percentage of service revenue in both 1994 and 1993, compared to their corresponding prior year periods, are primarily due to higher growth in maintenance revenues, derived from product update rights and technical support, than in maintenance expenses, primarily related to technical customer support.

    SALES AND MARKETING EXPENSES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Sales and marketing................................   $   200.5             46%    $   137.7             37%    $   100.4
  Percentage of net revenue........................          43%                          39%                          36%

    The increase in sales and marketing expenses, in absolute dollars and as a percentage of net revenues, in 1994 and 1993 compared to their corresponding prior year periods, was a result of increased sales personnel worldwide as Informix expanded its investment in the worldwide direct sales organizations, opening of new subsidiaries, acquisition of several foreign distributors, higher commission expense associated with the increase in revenues, and increased marketing programs associated with new product launches. Excluding RCAS revenue and associated expenses in 1992, sales and marketing expenses were 37 percent of net revenues.

    RESEARCH AND DEVELOPMENT EXPENSES

    In accordance with FAS 86, Informix's research and development expenses exclude capitalized software costs of $13.6 million in 1994, $8.6 million in 1993, and $5.0 million in 1992, and exclude amortization costs of previously capitalized software (see Note 1 of Notes to Consolidated Financial Statements). The following table summarizes research and development costs for the prior three years:

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Incurred product development costs.................   $    74.0             42%    $    52.2             54%    $    33.5
Expenditures capitalized...........................       (13.6)            58%         (8.6)            70%         (5.0)
                                                          -----                        -----                        -----
Research and development expenses..................   $    60.4             39%         43.6             51%    $    28.5
  Percentage of net revenues.......................          13%                          12%                          11%*
Expenditures capitalized as % of incurred..........          18%           n/a            17%           n/a            15%

------------------------
* Excludes RCAS license revenue in 1992.

    The increase in research and development expenditures in absolute dollars and as a percentage of net revenues from year to year was attributed to increased personnel and consultants working on new products and product extensions.

    The proportion of capitalized expenditures as a percentage of total incurred expenses increased from year to year as several major projects in development had reached technological feasibility. Informix expects the proportion of work on capitalized projects in 1995 as a percentage of net revenues to remain relatively stable compared to 1994 as other major new products reach technological feasibility in 1995, and capitalization of the related software development costs begins.

    GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                    YEAR ENDED
                                                     -------------------------------------------------------------------------
                                                     DECEMBER 31,                  DECEMBER 31,                  DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE          1993          CHANGE          1992
---------------------------------------------------  -------------  -------------  -------------  -------------  -------------
General and administrative expenses................   $    34.5              4%     $    33.2              3%     $    32.2
  Percentage of net revenues.......................           7%                         10.0%                           11%

    General and administrative expenses in 1994 remained relatively flat with 1993 and 1992 in absolute dollars. Excluding the RCAS contract, general and administrative expenses were 12 percent of net revenues in 1992. The slight increase in absolute dollars from year to year was primarily due to an increase in the costs of supporting Informix's international operations as new subsidiaries and branch offices were established and existing subsidiaries were expanded.

    LITIGATION SETTLEMENT

    In 1992, a charge of $10.5 million was taken for the settlement of the securities class action lawsuit filed against Informix and certain of its officers and directors in 1988. The settlement, which was completed in May 1993, does not constitute an admission of liability or wrongdoing on the part of

Informix or on the part of any of its current or former officers and directors. The settlement represents a decision by Informix's Board of Directors that a settlement at the time was in the best interest of Informix and its stockholders.

    INTEREST INCOME

                                                                                      YEAR ENDED
                                                     -----------------------------------------------------------------------------
                                                      DECEMBER 31,                   DECEMBER 31,                   DECEMBER 31,
(DOLLARS IN MILLIONS)                                     1994           CHANGE          1993           CHANGE          1992
---------------------------------------------------  ---------------  ------------  ---------------  ------------  ---------------
Interest income....................................    $     3.8             (2)%     $     3.9              95%     $     2.0
  Percentage of net revenues.......................            1%                             1%                             1%

    Interest income in 1994 remained flat compared with 1993 despite higher cash and investments as Informix invested a large percentage of its cash and investments in tax-exempt securities. The increase in absolute dollars from 1992 to 1993 resulted from higher balances of cash and cash equivalents and short-term investments.

    INTEREST EXPENSE

                                                                                      YEAR ENDED
                                                     -----------------------------------------------------------------------------
                                                      DECEMBER 31,                    DECEMBER 31,                  DECEMBER 31,
(DOLLARS IN MILLIONS)                                     1994           CHANGE           1993          CHANGE          1992
---------------------------------------------------  ---------------  -------------  ---------------  -----------  ---------------
Interest expense...................................    $     0.4               2%      $     0.4           (84)%     $     2.3
Percentage of net revenues.........................            0%                              0%                            1%

    Interest expense in 1994 and 1993 consists principally of interest expense on capital leases of certain computer and office equipment. Interest expense in 1992 consists primarily of interest expense on convertible debentures and capital leases of certain computer and office equipment. The decrease from 1992 to 1993 resulted primarily from the call for redemption of the convertible debentures in the fourth quarter of 1992.

    OTHER EXPENSE, NET

    Informix recognized net other expense of $2.6 million, $1.3 million, and $1.4 million in 1994, 1993 and 1992, respectively. In 1994, net other expense primarily consisted of foreign exchange losses, net, and expenses related to Informix's financing programs for accounts receivable. In 1993, net other expense primarily consisted of foreign exchange losses, net, partially offset by a reversal of a liability which was determined to be no longer necessary, related to a real estate partnership. In 1992, net other expense consisted of foreign exchange losses, net, partially offset by a gain on a sale of an investment.

    PROVISION FOR INCOME TAXES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Provision for income taxes.........................   $    37.2             18%    $    31.6            127%    $    13.9
Effective tax rate.................................        36.0%                        36.0%                        22.6%

    Informix's effective tax rate increased to 36.0 percent of pretax income in 1994 and 1993 from 22.6 percent in 1992. This increase resulted from net operating loss and tax credit carryovers which were substantially utilized in 1992 and the 1.0 percent increase in the U.S. federal income tax rate in 1993. Informix's effective tax rate for fiscal years 1994 and 1993 is less than the combined federal and state statutory rate primarily due to the federal research and development credit and the permanent reinvestment offshore of a portion of the earnings of Informix's lower-taxed Irish operations. The amount considered permanently invested in the Irish operations may very from year to year and may affect Informix's effective tax rate.

    LIQUIDITY AND CAPITAL RESOURCES

                                                         AS OF OR FOR THE            AS OF OR FOR THE
                                                        NINE MONTHS ENDED               YEAR ENDED
                                                     ------------------------  ----------------------------
                                                     OCTOBER 1,   OCTOBER 2,   DECEMBER 31,   DECEMBER 31,
                                                        1995         1994          1994           1993
                                                     -----------  -----------  -------------  -------------
                                                                     (DOLLARS IN MILLIONS)
Cash and cash equivalents and investments..........   $   220.8    $   162.5     $   196.0      $   143.5
Working capital....................................       196.0        160.3         194.5          156.0
Cash provided by operations........................       103.5         72.4         114.5           64.8
Cash used in investment activities, excluding
 investments of excess cash........................        99.3         38.9          51.4           36.7
Cash provided by (used in) financing activities....        16.3        (15.7)        (10.8)          (3.5)

    Cash generated by operations provided sufficient resources to fund Informix's headcount growth and capital asset needs in all periods presented. The increase in net cash and cash equivalents provided by operations in the first nine months of 1995 compared with the same period in 1994 was primarily attributable to higher income before depreciation and amortization charges.

    The increase in cash and cash equivalents provided by operations in 1994 compared with 1993 was due mainly to higher income before depreciation and amortization charges, increased accounts payable and accrued expenses, and the litigation settlement payment in 1993, partially offset by an increase in accounts receivable.

    Accounts receivable increased by $23.2 million in 1994 and by $45.4 million in 1993, principally as a result of increased sales. Days sales outstanding decreased to 79 days in the fourth quarter of 1994 from approximately 97 days in the fourth quarter of 1993.

    Net accounts receivable increased by $40.3 million in the first nine months of 1995 as compared to the fourth quarter of 1994, principally as a result of higher sales partially offset by strong collections and the use of third party financing programs. Days sales outstanding was 86 at October 1, 1995 compared with 79 at December 31, 1994. Commencing in late 1993, Informix instituted programs to have third-party financial institutions provide financing for extended credit terms instead of such terms being provided by Informix. The days sales outstanding ratio is dependent on many factors, including the mix of contract-based revenue with significant OEMs and large corporate and government end-users versus revenue recognized on shipments to application vendors and distributors and the success of Informix's financing programs. Although a large portion of Informix's revenues are derived from resellers, Informix's revenues since 1993, particularly in Europe, have shifted substantially from distributors to direct end-users. These end-user sales contracts frequently bear extended payment terms which result in an increase in days sales outstanding ratios unless the contracts are financed. The aforementioned shift in distributor channels is likely to continue as products and markets mature. Informix is using a variety of activities to reduce the days sales outstanding ratio. In the future, Informix expects this ratio to vary within the range which prevailed in the last nine months; however, there is no assurance that it will do so.

    Excluding investments of excess cash, net cash and cash equivalents used in investing activities increased in 1994 compared to 1993 and also increased in the first nine months of 1995 in the first nine months of 1995 and 1994, respectively. During the years ended Informix acquired $36.0 million and $19.7 million, respectively, of capital equipment consisting primarily of computer equipment, computer software and office equipment and in 1994 and 1993, Informix acquired $25.2 million and $22.1 million, respectively of capital equipment. The increase of capital equipment purchases in the first nine months of 1995 resulted from Informix's growing employee headcount, the replacement of obsolete equipment and investment in new technology. In the future, Informix anticipates the actual level of capital spending will be dependent on a variety of factors, including Informix's business requirements and general economic conditions.

    In January 1995, Informix acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. Informix will acquired the remaining 10 percent interest in January 1996. Informix accounted for the acquisition as a purchase. The purchase price of ASCII's database division was approximately $46.0 million, of which $34.8 million has been allocated to intangible assets acquired.

    In April 1995, Informix acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. Informix will acquire the remaining 20 percent by January 1997. The acquisition was recorded as a purchase. The purchase price of this business was approximately $4.3 million, of which approximately $4.0 million has been allocated to intangible assets acquired.

    In October 1995, Informix acquired Stanford Technology Group ("STG"), a U.S.-based company that provides on-line analytical processing technology, in exchange for approximately 570,000 shares of its common stock. The transaction will be accounted for as a pooling of interests.

    Net cash and cash equivalents provided by or used in, financing activities in 1994 and 1993 included payments on capital leases and the repurchase of Informix's common stock offset by proceeds from the sale of Informix's common stock to employees.

    Net cash and cash equivalents provided by financing activities in the first nine months of 1995 consisted primarily of proceeds from the sale of Informix's common stock to employees, partially offset by payments on capital leases. Net cash and cash equivalents used in financing activities in the first nine months of 1994 included repurchases of Informix's common stock and payments on capital leases, partially offset by proceeds from the sale of Informix's common stock to employees.

    In June 1995, the Board of Directors authorized a two-for-one stock split of Informix's common stock, effected in the form of a stock dividend. Through December 31, 1994, Informix had repurchased 3,580,000 shares with an aggregate cost of approximately $32.1 million on the open market under a plan authorized by the Board of Directors in 1994. No repurchases have been made in 1995.

    Informix expects that current balances of cash, cash equivalents and short-term investments will be sufficient to fund anticipated levels of operations at least through 1996 and may be used for investments and acquisitions to supplement internal revenue growth and for other corporate purposes.

                                    ANNEX D

                 INFORMIX MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

    The executive officers and directors of Informix and their ages as of January 1, 1996 are as follows:

             NAME                   AGE                       POSITION
------------------------------      ---      ------------------------------------------
Phillip E. White                        53   Chairman of the Board of Directors,
                                             President and Chief Executive Officer
Mike Saranga                            58   Senior Vice President, Product Management
                                             and Development
Howard H. Graham                        48   Senior Vice President, Finance and Chief
                                             Financial Officer
D. Kenneth Coulter                      51   Senior Vice President, International
Edwin C. Winder                         46   Senior Vice President, Japan Operations
Ronald M. Alvarez                       46   Vice President, Americas Sales
Richard C. Blass                        41   Vice President, Corporate Controller
Margaret R. Brauns                      41   Vice President and Treasurer
Ira H. Dorf                             55   Vice President, Human Resources
James F. Hendrickson, Jr.               56   Vice President, Customer Services and
                                             Lenexa Site Manager
Stephen E. Hill                         37   Vice President, Advanced Technology
Jeffrey V. Hudson                       43   Vice President, Business Development
Steven R. Sommer                        40   Vice President, Marketing
David H. Stanley                        49   Vice President, Legal and Corporate
                                             Services, General Counsel and Secretary
Albert F. Knorp, Jr.                    60   Director
James L. Koch                           51   Director
Thomas A. McDonnell                     50   Director
Cyril J. Yansouni                       53   Director

    Phillip E. White, 53, has been Informix's Chief Executive Officer and a director since January 1989. He has held the additional office of President since August 1990 and of Chairman since December 1992. Mr. White also serves as a director of Adaptec, Inc., a computer input/output technology company, and of Legato Systems, a manufacturer and developer of network storage management software products.

    Mike Saranga, 58, joined Informix as Senior Vice President, Product Management and Development in May 1993. Prior to joining Informix, Mr. Saranga was employed by IBM for 30 years, most recently as Assistant General Manager of Programming Systems, where Mr. Saranga developed IBM's technical and business strategies for key technologies including client/server, distributed systems and multimedia.

    Howard H. Graham, 48, joined Informix in February 1990 as Vice President, Finance and Chief Financial Officer and became Senior Vice President, Finance and Chief Financial Officer in March 1991.

    D. Kenneth Coulter, 51, joined Informix in February 1988 as Managing Director, UK. He became Senior Vice President, Europe, Middle East and Africa, in April 1992. From January 1990 to April 1992, Mr. Coulter was Vice President, Europe of Informix. He was named Senior Vice President, International in January 1996.

    Edwin C. Winder, 46, joined Informix in February 1990. Since joining Informix, Mr. Winder has held a variety of executive positions in sales, marketing and customer service. He is currently Informix's Senior Vice President, Japan Operations.

    Ronald M. Alvarez, 46, rejoined Informix in December 1991 as Director of Latin America Operations. He was promoted to Executive Director, Latin America Operations in March 1993, and to Vice President, Latin America in May 1995. He was appointed to his current position of Vice President, Americas Sales in January 1996. From August 1991 to December 1991, Mr. Alvarez occupied a sales position at MarketMax, a provider of software and data feeds for the financial community. From May 1988 to August 1991, Mr. Alvarez was a District Manager in the Informix U.S. sales organization.

    Richard C. Blass, 41, joined Informix in February 1985 as Controller and became Vice President, Corporate Controller in February 1988.

    Margaret R. Brauns, 41, became Vice President and Treasurer of Informix in November 1992. Ms. Brauns joined Informix as Treasurer in May 1990. From
February 1988 to May 1990, she served as Treasurer at Wyse Technology Incorporated.

    Ira H. Dorf, 55, joined Informix as Vice President, Human Resources in October 1989.

    James F. Hendrickson, Jr., 56, joined Informix as Vice President, Customer Services in July 1992. In February 1995, Mr. Hendrickson assumed the additional responsibility of Lenexa Site Manager. Prior to joining Informix, Mr. Hendrickson was Senior Vice President of Marketing at Image Business Systems from 1991. From 1988 to 1990, Mr. Hendrickson worked as Executive Vice President of Development at International Customer Solutions, Inc.

    Stephen E. Hill, 37, joined Informix in December 1985, and has served the Company in a variety of strategic planning, development and marketing positions. Mr. Hill currently serves as Vice President, Advanced Technology.

    Jeffrey V. Hudson, 43, joined Informix in June 1995 as Vice President, Business Development. From December 1993 to January 1995, Mr. Hudson was President and Chief Executive Officer of Visioneer Communications, Inc. From June 1989 to December 1993, he was Vice President, Sales, Marketing and Service for Netframe Systems, Inc.

    Steven R. Sommer, 40, joined Informix as Vice President, Marketing in May 1993. Mr. Sommer was employed by Cognos, Inc., an application development tools software company, from February 1990 to March 1993. At Cognos, Inc., Mr. Sommer had responsibility for world-wide marketing as Vice President of Corporate Marketing and Vice President of Marketing Operations.

    David H. Stanley, 49, joined Informix as Vice President, Legal, General Counsel and Assistant Secretary in July 1988. In August 1990, Mr. Stanley was elected to the additional office of Secretary. In March 1995, Mr. Stanley assumed the additional responsibility for corporate services and became Vice President, Legal and Corporate Services, General Counsel and Secretary.

    Albert F. Knorp, Jr., 60, became a director of Informix in 1984, and has served as Assistant Secretary of Informix since 1985. Mr. Knorp has been of counsel to the law firm of Gray Cary Ware & Freidenrich since November 1994. He had previously been a partner in the law firm of Lewis, Knorp, Walsh & Kavalaris since its formation in November 1990. Mr. Knorp serves as Chairman of the Nominating Committee and as a member of the Audit and Compensation Committees.

    James L. Koch, 51, became a director of Informix in July 1991. Mr. Koch has served as Dean of the Leavey School of Business & Administration at Santa Clara University since July 1990. He served as

Manager of the Organization Planning and Development Department of Pacific Gas and Electric Company, a public utility, in San Francisco from January 1981 to July 1990. Mr. Koch serves as a member of the Audit and Compensation Committees.

    Thomas A. McDonnell, 50, became a director of Informix in February 1988. He has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, since October 1984 and as a director of DST since 1971. He has served as President of DST from 1973 until October 1984 and from March 1987 to the present, and was its Treasurer from 1973 to September 1995. Mr. McDonnell was Executive Vice President of Kansas City Southern Industries, Inc. ("KCSI"), a holding company and parent of DST, from August 1983 to November 1995 and was a director of KCSI from August 1983 to November 1995. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, The Continuum Company, a software provider to the insurance industry, First of Michigan Capital Corporation, a broker/dealer, and Nellcor-Puritan-Bennett Corporation, a medical device company. Mr. McDonnell serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating Committee.

    Cyril J. Yansouni, 53, became a director of Informix in 1991. Mr. Yansouni is the Chief Executive Officer and Chairman of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. Prior to joining Read-Rite Corporation in March 1991, Mr. Yansouni was with Unisys Corporation, a world-wide electronics-based information systems company, from December 1988 as its Executive Vice President and President of the Computer Systems Product Group. Mr. Yansouni is also a director of PeopleSoft, Inc., a software company, and Raychem Corporation, an international manufacturer and marketer of products for electronics, industrial and telecommunications applications. Mr. Yansouni serves as Chairman of the Compensation Committee and as a member of the Audit Committee.

    There is no family relationship between any director or executive officer of Informix.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to or earned by Informix's Chief Executive Officer and Informix's four other most highly compensated executive officers for services rendered to Informix during the fiscal years ended December 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    -------------
                                              ANNUAL COMPENSATION    SECURITIES
                                              --------------------   UNDERLYING      ALL OTHER
            NAME AND                           SALARY      BONUS       OPTIONS      COMPENSATION
       PRINCIPAL POSITION            YEAR        ($)        ($)        (#)(1)           ($)
---------------------------------  ---------  ---------  ---------  -------------  --------------
Phillip E. White                        1995    421,667    400,000       250,000        4,256(2)
 Chairman, President and                1994    387,000    300,000       100,000        3,000
 Chief Executive Officer                1993    363,666    315,000       190,000        2,500
Howard H. Graham                        1995    244,333    200,000       120,000        3,363(3)
 Sr. Vice President, Finance            1994    226,667    130,000        50,000        2,406
 and Chief Financial                    1993    210,500    152,800        60,000        1,870
 Officer
D. Kenneth Coulter (4)                  1995    227,100    194,102        60,000        3,226(5)
 Sr. Vice President,                    1994    210,082    128,622        35,000       25,494
 International                          1993    171,592    166,227        50,000       22,686
Mike Saranga (6)                        1995    229,333    168,000       130,000        5,525(7)
 Sr. Vice President,                    1994    212,000    150,000        40,000        3,844
 Product Management and                 1993    127,308    193,000       160,000        1,406
 Development
Edwin C. Winder                         1995    206,667    145,725        50,000        3,363(8)
 Sr. Vice President,                    1994    193,750    126,142        30,000        2,406
 Japan Operations                       1993    172,449    154,188        40,000        1,531

------------------------

       (1)
     Adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

       (2)
     Includes $2,256 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.

       (3)
     Includes $1,363 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.

       (4)
     Adjusted to US dollar equivalents based on foreign exchange rates on December 31, 1995, 1994 and 1993, respectively.

       (5)
     Includes $969 for group paid life insurance paid by Informix and $2,257 paid into a pension plan for Mr. Coulter.

       (6)
     Mr. Saranga became an employee and an executive officer of Informix in May 1993.

       (7)
     Includes $3,525 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.

       (8)
     Includes $1,363 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.

EMPLOYEE STOCK PLANS

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                              -------------------------------                            VALUE AT ASSUMED ANNUAL
                                NUMBER OF                                                  RATES OF STOCK PRICE
                                SECURITIES      % OF TOTAL                               APPRECIATION FOR OPTION
                                UNDERLYING    OPTIONS GRANTED   EXERCISE                         TERM (3)
                                 OPTIONS      TO EMPLOYEES IN     PRICE     EXPIRATION   ------------------------
            NAME              GRANTED (#)(1)    FISCAL YEAR     ($/SH)(2)      DATE        5% ($)       10% ($)
----------------------------  --------------  ---------------  -----------  -----------  -----------  -----------
Phillip E. White (4)               250,000          6.6122          18.25     4/18/2005    2,869,332    7,271,450
Howard H. Graham (4)               120,000          3.1738          18.25     4/18/2005    1,377,279    3,490,296
D. Kenneth Coulter                  60,000          1.5869          18.25     4/18/2005      688,640    1,745,148
Mike Saranga                       130,000          3.4383          18.25     4/18/2005    1,492,053    3,781,154
Edwin C. Winder                     50,000          1.3224          18.25     4/18/2005      573,866    1,454,290

------------------------
(1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The number of shares shown has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Informix's estimate or projection of the future Common Stock price. Of course, the actual realizable value of the stock options will depend on the appreciation of the stock price and the executive officer's continued employment with Informix through the applicable vesting periods of the stock options.

(4) The terms of the stock options granted to Messrs. White and Graham in 1995 and prior years provide that such stock options shall become fully vested and immediately exercisable in the event of a change in control of Informix. A change in control of Informix is defined as a sale or exchange of securities by the stockholders of Informix, a merger involving Informix or a sale of all or substantially all of the assets of Informix, wherein the stockholders of Informix immediately before the sale or exchange, merger or sale of assets do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting securities of (i) Informix, in the event of a sale or exchange, (ii) the resultant corporation, in the event of a merger, or (iii) the transferee corporation or corporations, in the event of a sale of assets.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                                            OPTIONS AT FISCAL       MONEY OPTIONS AT FISCAL YEAR
                             SHARES                            YEAR-END (#)                  END ($)(1)
                          ACQUIRED ON        VALUE      --------------------------  ----------------------------
         NAME            EXERCISE (#)(2) REALIZED ($)(1) EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  --------------  -------------  -----------  -------------  -------------  -------------
Phillip E. White              266,000       5,597,868      770,000        790,000      19,181,536     15,654,990
Howard H. Graham              175,000       3,019,621       50,000        305,000       1,175,625      5,700,310
D. Kenneth Coulter            117,500       2,592,981      150,000        212,500       3,641,012      4,275,310
Mike Saranga                  120,000       2,180,308            0        350,000               0      6,112,492
Edwin C. Winder                50,000       1,107,410      195,000        165,000       5,300,618      3,247,186

------------------------
(1) Market value of the underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

(2) The number of shares shown has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

COMPENSATION OF DIRECTORS

    For the fiscal year ended December 31, 1995, Informix paid all outside directors as follows: $1,000 for each Board meeting attended; $500 for each meeting of the Audit and Compensation Committees attended; and $2,000 per quarter. For the fiscal year ending December 31, 1996, the outside directors will continue to receive the same compensation as they received in 1995. Informix reimburses directors for travel expenses associated with attending board meetings. From time to time, Informix may invite the directors' spouses to accompany the directors to a board meeting. When invited, Informix also pays the travel expenses incurred by the spouses. In 1995, these spousal travel expenses were less than $5,000 per director. In addition, the outside directors receive options to acquire shares of Informix's Common Stock under the Informix 1989 Outside Directors Stock Option Plan (see the "Outside Directors Stock Option Plan"). Employee directors did not in 1995, and will not in 1996, receive any additional compensation for serving as a director.

OUTSIDE DIRECTORS STOCK OPTION PLAN

    At the 1990 Annual Meeting of Stockholders, the stockholders approved the adoption of the Informix 1989 Outside Directors Stock Option Plan (the "Directors Option Plan"). Only directors who are not employees of Informix or any Informix or subsidiary corporations of Informix are eligible to be granted options under the Directors Option Plan. The Directors Option Plan is administered by a committee appointed by the Board of Directors of Informix, which currently is all of the members of the Board. Options for 15,000 shares of stock are granted automatically upon election or re-election to the Board of Directors.

    Options granted under the Directors Option Plan are evidenced by written agreements specifying the number of shares of stock covered thereby and the option price, which price shall be the fair market value of the shares as of the date of grant of the option. No option may be exercised after the expiration of ten years from the date the option is granted. All options must be granted, if at all, no later than May 2009. A total of 1,600,000 shares of Common Stock of Informix (subject to adjustment in the event of certain changes in the capital structure of Informix) may be issued under the Directors Option Plan.

    In 1995, Messrs. Koch and McDonnell were each granted an option for 30,000 shares upon re-election to the Board which vests pro-rata over a three year period from the date of grant. The number of shares included in such grants has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995. Options issued to terminated directors lapse 30 days after termination as a director and unexercised shares subject to those options are returned to the share reserve and become available for future stock option grants.

    Options may be exercised by payment of the option price in cash, check or cash equivalent. All options granted under the Directors Option Plan shall be nonqualified stock options, that is options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Options are non-assignable and non-transferable and may be exercised only by the optionee. In the event of a transfer of control or the dissolution of Informix, the optionee shall have 30 days within which to exercise the options to the extent of all or any part of the shares subject to such options.

    The Board may terminate or amend the Directors Option Plan at any time, but without the approval of stockholders, the Board may not amend the Directors Option Plan to increase the number of shares subject thereto or to change the class of persons eligible to receive options thereunder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following individuals served as members of the Compensation Committee of the Informix Board of Directors: Albert F. Knorp, Jr., James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. Mr. Knorp also served as an Assistant Secretary of Informix during the fiscal year ended December 31, 1995 and continues to serve in such capacity. Mr. Knorp is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to Informix in 1995 in connection with corporate and licensing matters. Thomas A. McDonnell is the President, Chief Executive Officer and a director of DST Systems, Inc. ("DST"). Affiliates of DST paid approximately $500,000 to Informix in 1995 for products and services.

CERTAIN TRANSACTIONS

    In June 1993, Informix made a loan in the principal amount of $150,000 to Mr. Saranga, Senior Vice President, Product Management and Development, in connection with his accepting employment by Informix. The loan is secured by a second deed of trust on property acquired by Mr. Saranga in California and was originally due and payable in full on the earliest of June 2, 1995, the date Mr. Saranga sold his Connecticut property or the date Mr. Saranga's employment with Informix was terminated. In June 1995, Mr. Saranga and Informix amended the loan to increase the interest rate of 3.56% per annum to 6.55% per annum and to provide that $30,000 of principal, and accrued interest, will be forgiven on June 2, 1996 and each anniversary thereafter provided Mr. Saranga remains an employee of Informix. The loan continues to provide that the full amount of unpaid principal and accrued interest will become immediately due and payable on the date Mr. Saranga's employment with Informix is terminated for any reason.

    Mr. Knorp, a director of Informix, is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to Informix in 1995 in connection with corporate and licensing matters.

    Thomas A. McDonnell, a director of Informix, is the President, Chief Executive Officer and a director of DST. Affiliates of DST paid approximately $500,000 to Informix in 1995 for products and services.

                                    ANNEX E

                           INFORMIX STOCK INFORMATION

INFORMIX PRINCIPAL STOCKHOLDERS

    The following table contains information regarding the ownership of the Common Stock of Informix as of December 31, 1995, by all persons who, to the knowledge of Informix, were the beneficial owners of 5% or more of the outstanding shares of Common Stock of Informix, each director of Informix, the Chief Executive Officer and each of the four other most highly compensated executive officers, and all current directors and executive officers of Informix as a group:

                                                               AMOUNT AND NATURE      APPROXIMATE PERCENT
                                                                   BENEFICIAL           OF COMMON STOCK
NAME                                                             OWNERSHIP (1)            OUTSTANDING
-----------------------------------------------------------  ----------------------  ---------------------
DIRECTORS AND EXECUTIVE OFFICERS
D. Kenneth Coulter (2).....................................            157,738                     *
Howard H. Graham (3).......................................             54,222                     *
Albert F. Knorp, Jr........................................            133,180                     *
James L. Koch (4)..........................................             78,000                     *
Thomas A. McDonnell (5)....................................            120,000                     *
Mike Saranga...............................................                899                     *
Phillip E. White (6).......................................            781,157                     *
Edwin C. Winder (7)........................................            207,316                     *
Cyril J. Yansouni (8)......................................             20,000                     *
All current directors and executive officers as a group (18
 persons) (9)..............................................          2,257,708                  1.7%

------------------------
 *  Represents less than 1% of the outstanding shares.

       (1)
     To Informix's knowledge, the persons named in the table under "Directors and Executive Officers" have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

       (2)
     Includes 150,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.

       (3)
     Includes  50,000  shares  subject  to  options  currently  exercisable   or
     exercisable within 60 days of December 31, 1995.

       (4)
     Includes   76,000  shares  subject  to  options  currently  exercisable  or exercisable within 60 days of December 31, 1995.

       (5)
     Includes  80,000  shares  subject  to  options  currently  exercisable   or
     exercisable within 60 days of December 31, 1995.

       (6)
     Includes 770,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.

       (7)
     Includes 195,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.

       (8)
     Includes   20,000  shares  subject  to  options  currently  exercisable  or exercisable within 60 days of December 31, 1995.

       (9)
     See footnotes 2-8. Also includes, 672,528 shares subject to options held by executive officers and currently exercisable or exercisable within 60 days of December 31, 1995.

INFORMIX STOCK PRICE AND DIVIDEND INFORMATION

    Informix Common Stock has been traded on Nasdaq under the symbol "IFMX" since Informix's initial public offering on September 24, 1986. The following table sets forth the range of high and low closing prices for the Informix Common Stock as reported on Nasdaq for the periods indicated.

                                                                                       HIGH        LOW
                                                                                     ---------  ---------
Fiscal 1994*
  First Quarter....................................................................  $   12.06  $    8.00
  Second Quarter...................................................................      11.06       7.25
  Third Quarter....................................................................      13.88       7.94
  Fourth Quarter...................................................................      16.06      11.88

Fiscal 1995*
  First Quarter....................................................................      19.63      14.63
  Second Quarter...................................................................      25.94      17.06
  Third Quarter....................................................................      34.00      25.25
  Fourth Quarter...................................................................      33.00      24.13

Fiscal 1996
  First Quarter (through February 5, 1996).........................................      33.38      26.88

------------------------
* The prices shown prior to June 26, 1995 reflect a two-for-one stock split effected in the form of a stock dividend as of that date.

    Informix has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

    At December 31, 1995, there were approximately 1,763 stockholders of record.

                                    ANNEX F

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Informix and Illustra accounted for on a pooling-of-interests basis and are based on Informix's historical consolidated financial statements and notes thereto, not included herein, and Illustra's historical consolidated financial statements and notes thereto, not included herein. The Pro Forma Combined Condensed Balance Sheet combines Informix's consolidated condensed balance sheet as of October 1, 1995 with Illustra's consolidated condensed balance sheet as of September 30, 1995, giving effect to the Merger as if it had occurred on October 1, 1995. The unaudited Pro Forma Combined Condensed Statements of Income combine Informix's historical results for the nine months ended October 1, 1995 and October 2, 1994 and the years ended December 31, 1994 and 1993 with Illustra's historical results for the nine months ended September 30, 1995 and 1994, the twelve months ended December 31, 1994 and the period from July 31, 1992 (inception) to June 30, 1993, respectively, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented. Since Illustra's inception date was during its fiscal year ended June 30, 1993, the unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1992 is the same as Informix's historical results for such period.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

    These Pro Forma Combined Condensed Financial Statements should be read in conjunction with Informix's historical consolidated financial statements and notes thereto, not included herein, and Illustra's historical consolidated financial statements and notes thereto, not included herein.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                        ILLUSTRA
                                                                        INFORMIX      INFORMATION      PRO FORMA
                                                                       CORPORATION   TECHNOLOGIES,     COMBINED
                                                                       OCTOBER 1,    INC. SEPTEMBER   OCTOBER 1,
                                                                          1995          30, 1995         1995
                                                                       -----------  ----------------  -----------
Current assets:
  Cash and cash equivalents..........................................   $ 123,291     $      3,340    $   126,631
  Short-term investments.............................................      87,848          --              87,848
  Accounts receivable, net...........................................     171,807            2,395        174,202
  Deferred taxes.....................................................       9,978          --              17,969
  Other current assets...............................................      20,933              215         21,148
                                                                       -----------        --------    -----------
    Total current assets.............................................     413,857            5,950        427,798
Property and equipment, net..........................................      67,189            2,793         69,982
Software costs, net..................................................      34,815          --              34,815
Deferred taxes.......................................................       7,651          --               7,651
Long-term investments................................................       9,702          --               9,702
Intangible assets....................................................      42,317          --              42,317
Other assets.........................................................      18,615               89         18,704
                                                                       -----------        --------    -----------
    Total assets.....................................................   $ 594,146     $      8,832    $   610,969
                                                                       -----------        --------    -----------
                                                                       -----------        --------    -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................   $  24,187     $     541    $  24,728
  Accrued expenses.....................................      30,416           348       36,764
  Accrued employees compensation.......................      41,830           682       42,512
  Income taxes payable.................................      47,275        --           47,275
  Deferred taxes.......................................       1,612        --            1,612
  Deferred revenue.....................................      61,568         4,622       66,190
  Other current liabilities............................      10,946           362       11,308
                                                         -----------  -------------  ---------
    Total current liabilities..........................     217,834         6,555      230,389
Deferred taxes.........................................      14,595        --           14,595
Other liabilities......................................       1,330           484        1,814

Stockholders' equity:
  Preferred stock......................................      --                 1       --
  Common stock and additional paid-in capital..........     157,948        21,178      179,127
  Retained earnings (deficit)..........................     202,524       (19,384)     185,131
  Unrealized gain on available-for-sale securities, net
   of tax..............................................       4,636        --            4,636
  Foreign currency translation adjustment..............      (4,721)           (2)      (4,723)
                                                         -----------  -------------  ---------
    Total stockholders' equity.........................     360,387         1,793      364,171
                                                         -----------  -------------  ---------
      Total liabilities and stockholders' equity.......   $ 594,146     $   8,832    $ 610,969
                                                         -----------  -------------  ---------
                                                         -----------  -------------  ---------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                         INFORMIX           INFORMATION
                                                     CORPORATION NINE    TECHNOLOGIES, INC.   PRO FORMA COMBINED
                                                       MONTHS ENDED      NINE MONTHS ENDED    NINE MONTHS ENDED
                                                      OCTOBER 1, 1995    SEPTEMBER 30, 1995    OCTOBER 1, 1995
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   369,120          $    2,279          $    371,399
  Services........................................          122,795                 612               123,407
                                                         ----------            --------            ----------
                                                            491,915               2,891               494,806

Costs and expenses:
  Cost of software distribution...................           24,975                 172                25,147
  Cost of services................................           61,996               1,545                63,541
  Sales and marketing.............................          210,824               4,450               215,274
  Research and development........................           57,717               4,315                62,032
  General and administrative......................           34,975               1,053                36,028
                                                         ----------            --------            ----------
                                                            390,487              11,535               402,022
                                                         ----------            --------            ----------
  Operating income (loss).........................          101,428              (8,644)               92,784
Interest income...................................            5,563                 185                 5,748
Interest expense..................................             (538)                (66)                 (604)
Other expense, net................................              (56)             --                       (56)
                                                         ----------            --------            ----------
  Income (loss) before income taxes...............          106,397              (8,525)               97,872
Income taxes......................................           39,898              --                    36,146
                                                         ----------            --------            ----------
Net income (loss).................................      $    66,499          $   (8,525)         $     61,726
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------
Net income (loss) per share.......................      $      0.48          $    (0.65)         $       0.41
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          138,238              13,142               150,041
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                         INFORMIX           INFORMATION
                                                     CORPORATION NINE    TECHNOLOGIES, INC.   PRO FORMA COMBINED
                                                       MONTHS ENDED      NINE MONTHS ENDED    NINE MONTHS ENDED
                                                      OCTOBER 2, 1994    SEPTEMBER 30, 1994    OCTOBER 2, 1994
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   245,996          $      474          $    246,470
  Services........................................           72,633                 434                73,067
                                                         ----------             -------            ----------
                                                            318,629                 908               319,537
Costs and expenses:
  Cost of software distribution...................           16,741                  55                16,796
  Cost of services................................           33,118                 533                33,651
  Sales and marketing.............................          134,807               2,455               137,262
  Research and development........................           43,897               2,807                46,704
  General and administrative......................           24,847                 621                25,468
                                                         ----------             -------            ----------
                                                            253,410               6,471               259,881
                                                         ----------             -------            ----------
  Operating income (loss).........................           65,219              (5,563)               59,656
Interest income...................................            2,720                  92                 2,812
Interest expense..................................             (213)                (47)                 (260)
Other expense, net................................           (1,539)             --                    (1,539)
                                                         ----------             -------            ----------
  Income (loss) before income taxes...............           66,187              (5,518)               60,669
Income taxes......................................           23,827              --                    21,473
                                                         ----------             -------            ----------
Net income (loss).................................      $    42,360          $   (5,518)         $     39,196
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Net income (loss) per share.......................      $      0.32          $    (0.62)         $       0.28
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          134,188               8,859               141,772
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       INFORMIX        ILLUSTRA INFORMATION
                                                      CORPORATION       TECHNOLOGIES, INC.    PRO FORMA COMBINED
                                                      YEAR ENDED       TWELVE MONTHS ENDED        YEAR ENDED
                                                     DECEMBER 31,          DECEMBER 31,          DECEMBER 31,
                                                         1994                  1994                  1994
                                                  -------------------  --------------------  --------------------
Net revenues:
  Licenses......................................      $   363,756           $      905           $    364,661
  Services......................................          104,941                  510                105,451
                                                       ----------              -------             ----------
                                                          468,697                1,415                470,112
Costs and expenses:
  Cost of software distribution.................           24,669                  104                 24,773
  Cost of services..............................           45,986                  813                 46,799
  Sales and marketing...........................          200,538                3,278                203,816
  Research and development......................           60,417                3,846                 64,263
  General and administrative....................           34,526                  844                 35,370
                                                       ----------              -------             ----------
                                                          366,136                8,885                375,021
                                                       ----------              -------             ----------
  Operating income (loss).......................          102,561               (7,470)                95,091
Interest income.................................            3,847                  123                  3,970
Interest expense................................             (380)                 (61)                  (441)
Other expense, net..............................           (2,598)              --                     (2,598)
                                                       ----------              -------             ----------
  Income (loss) before income taxes.............          103,430               (7,408)                96,022
Income taxes....................................           37,234               --                     34,074
                                                       ----------              -------             ----------
Net income (loss)...............................      $    66,196           $   (7,408)          $     61,948
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------
Net income (loss) per share.....................      $      0.49           $    (0.78)          $       0.43
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------
Weighted average number of common and common
 equivalent shares outstanding..................          134,610                9,507                142,782
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                                            INFORMATION
                                                                         TECHNOLOGIES, INC.
                                                         INFORMIX         PERIOD FROM JULY
                                                        CORPORATION           31, 1992        PRO FORMA COMBINED
                                                        YEAR ENDED         (INCEPTION) TO         YEAR ENDED
                                                       DECEMBER 31,           JUNE 30,           DECEMBER 31,
                                                           1993                 1993                 1993
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   284,338          $   --              $    284,338
  Services........................................           68,577                 200                68,777
                                                         ----------             -------            ----------
                                                            352,915                 200               353,115
Costs and expenses:
  Cost of software distribution...................           20,077              --                    20,077
  Cost of services................................           32,944                 150                33,094
  Sales and marketing.............................          137,698                  74               137,772
  Research and development........................           43,619                 884                44,503
  General and administrative......................           33,188                 556                33,744
                                                         ----------             -------            ----------
                                                            267,526               1,664               269,190
                                                         ----------             -------            ----------
  Operating income (loss).........................           85,389              (1,464)               83,925
Interest income...................................            3,943                  24                 3,967
Interest expense..................................             (371)             --                      (371)
Other expense, net................................           (1,282)             --                    (1,282)
                                                         ----------             -------            ----------
  Income (loss) before income taxes...............           87,679              (1,440)               86,239
Income taxes......................................           31,564              --                    31,250
                                                         ----------             -------            ----------
Net income (loss).................................      $    56,115          $   (1,440)         $     54,989
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Net income (loss) per share.......................      $      0.42          $    (0.46)         $       0.40
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          135,202               3,101               137,827
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  PERIODS COMBINED

    The unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of Informix for the nine months ended October 1, 1995 and October 2, 1994 and the fiscal years ended December 31, 1994 and 1993 with the historical statements of operations of Illustra for the nine months ended September 30, 1995 and 1994, the twelve months ended December 31, 1994 and the period from July 31, 1992 (inception) to June 30, 1993, respectively. Since Illustra's inception date was during its fiscal year ended June 30, 1993, the unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1992 is the same as Informix's historical results for such period. Due to the periods combined as described above, Illustra's net revenues of $152,000 and net loss of $2,011,000 for the period July 1, 1993 to December 31, 1993 are not included in the Pro Forma Combined Condensed Statements of Income.

NOTE 2.  BASIS OF PRESENTATION

    PRO FORMA OUTSTANDING INFORMIX COMMON STOCK

    The maximum number of shares of Informix Common Stock to be issued in the Merger (including Informix Common Stock to be reserved for issuance upon exercise of Illustra's options and warrants to be assumed by Informix) in exchange for the acquisition by Informix of all outstanding Illustra Capital Stock and all outstanding options and warrants to acquire Illustra Capital Stock will be 15,000,000 shares. Consequently, the Common Exchange Ratio will depend on the capitalization of Illustra at the Effective Time. Assuming that all shares of Illustra Preferred Stock are converted to shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all other respects identical to the capitalization as of September 30, 1995, the Common Exchange Ratio would be
0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock. Such Common Exchange Ratio was used in preparing the pro forma combined financial data and the following table which provides the pro forma share issuance in connection with the Merger:

Illustra Common Stock outstanding at September 30, 1995 (assuming
 conversion of all outstanding Illustra Preferred Stock)..............   14,344,299
Common Exchange Ratio.................................................      0.82685
                                                                        -----------
Number of shares of Informix Common Stock exchanged for Illustra
 Common Stock.........................................................   11,860,603
Number of shares of Informix Common Stock exchanged for rights of
 Series C Preferred Stock of Illustra.................................      174,557
                                                                        -----------
Total number of shares of Informix Common Stock exchanged.............   12,035,160
Number of shares of Informix Common Stock outstanding as of October 1,
 1995.................................................................  134,520,180
                                                                        -----------
Number of shares of Informix Common Stock outstanding after completion of the Merger........................................................  146,555,340
                                                                        -----------
                                                                        -----------

    The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.

    MERGER-RELATED EXPENSES

    Informix and Illustra estimate that they will incur Merger-related expenses,
consisting   primarily  of  transaction  costs   for  investment  bankers  fees,
attorneys, accountants, financial printing and other

                                  (UNAUDITED)
related charges, of approximately $6.0 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated.

    The Pro Forma Condensed Combined Balance Sheet gives effect to such expenses as if they had been incurred as of October 1, 1995, but the Pro Forma Combined Condensed Statements of Income do not give effect to such expenses.

    PRO FORMA ADJUSTMENTS

    Since Informix plans to file consolidated tax returns which will include Illustra's operations subsequent to the Effective Time, pro forma adjustments were made to reduce the valuation allowances previously provided by Illustra for Illustra's net deferred tax assets related primarily to loss carryforwards generated since its inception in July 1992. Informix has determined that estimated combined future taxable income is sufficient to conclude that it is more likely than not that such net deferred tax assets could be realized. As a result, the Pro Forma Combined Condensed Financial Statements include pro forma adjustments which reduced income tax expense by $3,752,000, $2,354,000, $3,160,000 and $314,000 for the the nine months ended October 1, 1995 and October 2, 1994 and the years ended December 31, 1994 and 1993, respectively, and increased net deferred tax assets by $7,991,000 at October 1, 1995. Other than for the Merger-related expenses as described above, there were no other pro forma adjustments.

    CONFORMING ADJUSTMENTS

    No adjustments were required to conform the accounting policies of Illustra and Informix. Certain amounts for Illustra have been reclassified to conform to Informix's financial statements presentation.

NOTE 3.  PRO FORMA NET INCOME PER SHARE

    The pro forma combined net income per share is based on the combined weighted average number of common and dilutive common stock equivalent shares of Informix Common Stock and Illustra Common Stock and assumes conversion of all outstanding Illustra Preferred Stock at the beginning of the earliest period presented and further assumes a Common Exchange Ratio as of September 30, 1995 of 0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock and the issuance of 174,557 shares of Informix Common Stock in satisfaction of certain rights retained by the former holders of Series C Preferred Stock upon conversion of Series C Preferred Stock to Illustra Common Stock. The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.

    Share and per share information applicable to prior periods for Informix has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective on June 26, 1995.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          INFORMIX CORPORATION

Dated: February 6, 1996                   By:        /s/ RICHARD C. BLASS

                                             -----------------------------------
                                                      Richard C. Blass
                                                  VICE PRESIDENT, CORPORATE
                                                        CONTROLLER AND
                                                  CHIEF ACCOUNTING OFFICER